    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998


                                                      REGISTRATION NO. 333-36209
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                               CLAIMSNET.COM INC.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7374                                   75-2649230
      (State or other jurisdiction                   (Primary Standard                          (I.R.S. Employer
          of incorporation or                    Industrial Classification                    Identification No.)
             organization)                              Code Number)

                            ------------------------

                               CLAIMSNET.COM INC.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                    (Address of principal place of business)

                                  BO W. LYCKE

                President and Chairman of the Board of Directors

                               Claimsnet.com inc.

                         12801 North Central Expressway

                              Dallas, Texas 75243

                                 (972) 458-1701

 (Name, address, and telephone number of principal executive offices and agent for service)

                                   COPIES TO:


            ROBERT STEVEN BROWN, ESQ.                            JAMES R. TANENBAUM, ESQ.
            GERARDO A. LAPETINA, ESQ.                         Stroock & Stroock & Lavan LLP
         Brock Silverstein McAuliffe LLC                             180 Maiden Lane
               One Citicorp Center                            New York, New York 10038-4982
               153 East 53rd Street                     (212) 806-5400 / (212) 806-6006 (Telecopy)
          New York, New York 10022-4611
    (212) 371-2000 / (212) 371-5500 (Telecopy)


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Front Cover

[Provides a brief overview of the Claimsnet.com process and contains three examples of processing screens. The text and graphics emphasize the three primary benefits of the Claimsnet.com service.]

Back Cover

[Contains an image of the Claimsnet.com internet home page imposed over a background of a starry sky. The home page shows the Claimsnet.com logo and name, along with the messages, "Healthcare Transaction Processing" and "Reducing Healthcare Provider Costs with Internet Technology."]

                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1998

PROSPECTUS

                                1,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    Claimsnet.com inc., a Delaware corporation (the "Company"), hereby offers 1,500,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"). It is currently contemplated that the initial public offering price of the Common Stock will be $7.00 per Share. See "Underwriting" for the factors to be considered in the determination of the initial public offering price of the Shares.


    Prior to this offering, there has been no public market for the Shares, and there can be no assurance that an active market will develop therefor upon completion of this offering. Application has been made for the quotation of the Common Stock on the Nasdaq SmallCap-Registered Trademark- Market under the symbol "CLNT," and application for the listing of the Common Stock has been made to the Boston Stock Exchange under the symbol "CLA."


    SEE "RISK FACTORS" LOCATED ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                              UNDERWRITING DISCOUNTS
                                          PRICE TO PUBLIC       AND COMMISSIONS(1)      PROCEEDS TO COMPANY(2)
Per Share..............................    $                      $                         $
Total(3)...............................                 $         $                         $


(1) Does not include additional consideration to be received by Strasbourger Pearson Tulcin Wolff Incorporated, the representative (the "Representative") of the several underwriters (the "Underwriters"), in the form of (a) a 3% non-accountable expense allowance, (b) warrants to purchase up to an aggregate of 150,000 shares of Common Stock (the "Representative's Warrants"), (c) a 24-month consulting agreement. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting estimated expenses of the offering payable by the Company
    of $         , including the Representative's non-accountable expense
    allowance, assuming no exercise of the Underwriters' over-allotment option.

(3) The Company has granted the Underwriters a 45-day option to purchase up to an additional 225,000 shares of Common Stock, on the same conditions as set forth herein, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company will be $         ,
    $         , and $         , respectively. See "Underwriting."
                         ------------------------------

    The Shares are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to, and accepted by them, and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates will be made against payment therefor at the offices of Strasbourger Pearson Tulcin Wolff Incorporated on or about
           , 1998.

                            ------------------------

                 STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED

            THE DATE OF THIS PROSPECTUS IS                    , 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION THEREIN MAINTAINED BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company intends to furnish to its stockholders annual reports, which will include Consolidated Financial Statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO (I) THE REPRESENTATIVE'S WARRANTS OR THE EXERCISE THEREOF; (II) THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR THE EXERCISE THEREOF; (III) UP TO 500,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF OPTIONS WHICH MAY BE GRANTED PURSUANT TO THE COMPANY'S 1997 STOCK OPTION PLAN, AS AMENDED (THE "1997 PLAN"), 150,000 OF WHICH HAVE BEEN GRANTED TO DATE; (IV) UP TO 100,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF OPTIONS WHICH MAY BE GRANTED PURSUANT TO THE COMPANY'S NON-EMPLOYEE DIRECTORS' PLAN (THE "DIRECTORS' PLAN"), OF WHICH OPTIONS EXERCISABLE FOR AN AGGREGATE OF 50,000 SHARES OF COMMON STOCK SHALL HAVE BEEN GRANTED UPON THE CLOSING OF THIS OFFERING; AND (V) WARRANTS EXERCISABLE FOR AN AGGREGATE OF 30,000 SHARES OF COMMON STOCK OUTSTANDING ON THE DATE HEREOF. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION HEREIN REFLECTS (I) A 2.325578-FOR-ONE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK EFFECTED ON MAY 15, 1997, AND A 2.796117-FOR-ONE REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK TO BE EFFECTED PRIOR TO THE DATE OF THIS PROSPECTUS, (II) AN INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK TO 40,000,000 SHARES AND THE AUTHORIZED SHARES OF PREFERRED STOCK TO 4,000,000 SHARES TO BE EFFECTED PRIOR TO THE DATE OF THIS PROSPECTUS, (III) THE CONSUMMATION OF A MERGER TO BE APPROVED BY STOCKHOLDERS OF THE COMPANY PRIOR TO THE DATE OF THIS PROSPECTUS PURSUANT TO WHICH THE COMPANY WILL REINCORPORATE IN THE STATE OF DELAWARE, AND
(IV) THE CONSUMMATION OF THE 1998 PRIVATE PLACEMENTS (AS HEREINAFTER DEFINED). THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS."


                                  THE COMPANY


    Claimsnet.com inc. (the "Company") is an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the Internet. The Company's proprietary software, which was developed over the last six years and resides entirely on the Company's servers, allows healthcare providers to prepare and enter healthcare claims interactively on the Internet and electronically transmits the claims to the Company for processing. The proprietary software also allows the Company to download claims from the healthcare providers' computers directly to the Company's servers. The software provides real-time editing of the claims data for compliance with payor format and converts the claims to satisfy specific payor processing requirements. The Company then electronically transmits processed claims on behalf of healthcare providers, directly or indirectly, to medical and dental payors that accept claims processing transmissions electronically. In addition, the Company's software provides for secure encryption of all claims data transmitted. The payors to which claims processed by the Company have been submitted, primarily through clearinghouses, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, Blue Cross/Blue Shield of Louisiana ("BCLA"), and United Healthcare Corporation.



    The Company believes that (i) the ability of healthcare providers utilizing the Company's website to interactively prepare claims on the Internet and receive real time edits prior to claim submission, (ii) the ease and availability of Company-provided training over the Internet, (iii) the minimal software and processing power required for providers to utilize the Company's proprietary software, and (iv) the ability to add incremental services, such as patient statements, eligibility verification, electronic remittance advices, and data modeling, through the same browser interface and website as the Company's claims processing services are significant advantages of the Company's electronic claims transmission services over other currently available services. The Company believes that the improved claims processing procedure will result in a sharply reduced average number of outstanding accounts receivable days, thereby improving the provider's working capital. The Company believes that the services offered by its competitors are generally based on legacy mainframe technology, proprietary networks, and proprietary file formats, which limit the ability of those competitors to offer interactive Internet-based processing services on an economical basis. In addition, competitors' services generally require extensive formal training, the installation of substantial software on each healthcare provider's computer, and significant processing power.


    The healthcare claims processing market, including dental claims, was estimated by Health Data Management ("HDM"), an industry publication, to be over
4.0 billion healthcare claim and HMO encounter form (the HMO equivalent of a claim) submissions in 1997. HDM has estimated that electronically submitted claims volume increased by 13% in 1997 over 1996 levels, that physicians submitted approximately 38% of their claims electronically in 1997, compared to 35% in 1996, and that the rate of growth in dental electronic claim submissions increased from 10% in 1996 to 13% in 1997.



    The Company seeks to generate revenue by charging commercial payors, or clearinghouses acting for commercial payors, a transaction fee for claims submitted electronically and by charging healthcare providers a subscription fee for use of the Company's services. Generally, the Company collects a monthly subscription fee of $19.95 from customers who subscribed to the Company's services on or after January 1, 1998. The Company has, however, determined to waive all provider subscription fees through at least December 31, 1998 for customers who subscribed to the Company's services prior to January 1, 1998 as part of its marketing strategy to attract healthcare providers to use its services. There can be no assurance that the Company will be able to collect subscription fees from such healthcare providers after December 31, 1998 or, if collected, the amount of such fees.


    In February 1998, the Company entered into a development and marketing agreement with Millbrook Corporation ("Millbrook"), a Microsoft solution provider, to be the default claims processing, statement, and remittance advice vendor for all healthcare provider customers of Millbrook. The processing solution offered by the Company pursuant to such agreement is tightly integrated through distinctive software controls allowing automatic updates within each provider's practice management system.

    In April 1998, the Company signed an agreement with Island Automated Medical Services, Inc. ("IAMS"), to provide services to over 2,500 IAMS customers providing physician billing services. The Company and IAMS will jointly market the program through training programs, newsletters, and a fee reduction for new customers utilizing the IAMS standard software.


    In September 1998, the Company entered into an agreement with Electronic Data Interchange Services, a department of BCLA, to provide claim processing services to BCLA network providers. Under the terms of the agreement, the Company and BCLA will jointly promote the Company's services to the 9,600 network providers of BCLA through website links, BCLA network communication resources, educational seminars, telemarketing, and direct mail campaigns. In September 1998, the Company entered into a group purchasing agreement with Provider Select, Inc., an affiliate of Premier, Inc. ("Premier"), the nation's largest alliance of hospitals and health care organizations. Under the terms of the agreement, the Company will provide claim processing, patient statements, eligibility verification, and other services to participating members of Premier.


    The Company's business strategy is: (i) to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers; (ii) to expand the services offered by the Company to include additional transaction processing functions, such as eligibility for benefit coverage, HMO encounter forms, and practice management functions (e.g., CPT code analysis, fee schedule analysis, etc.) in order to diversify sources of revenue; (iii) to acquire and integrate electronic claims processing companies that enable the Company to accelerate its entry into the inpatient hospital claims market; (iv) to offer new customers initial and ongoing American Airlines-Registered Trademark- AAdvantage-Registered Trademark-mileage rewards relative to the commerical insurance claims submitted; and (v) to license its claims processing technology for other applications, including stand-alone purposes, Internet systems, private label use, and original equipment manufacturers ("OEMs").


    The Company was organinized under the laws of the State of Delaware on September 11, 1997 under the name Claimsnet.com.inc. as a wholly owned subsidiary of American Net Claims, Inc. American Net Claims, Inc. was incorporated under the laws of the State of Texas on April 8, 1996. Prior to the date of this Prospectus, American Net Claims, Inc. will merger into the Company, which was organized solely for purposes of affecting the merger. The Company's principal office is located at 12801 North Central Expressway, Suite 1515, Dallas, Texas 75243, and its telephone number is (972) 458-1701. On July 31, 1996, the Company acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, American Medical Finance, Inc. ("AMF"). See "Use of Proceeds" and "Certain Transactions." On June 2, 1997, the Company acquired (the "Medica Acquisition") 100% of the capital stock of Medica Systems, Inc. ("Medica"), a software development firm from which the Company had licensed a portion of the Company's healthcare transaction processing software. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company operated in the development stage through March 31, 1997 and thereafter commenced processing claims for healthcare providers. The Company maintains its Web page at http://claimsnet.com and has registered the Internet domain of Claimsnet.com.

                                  THE OFFERING


Shares of Common Stock Offered by the
  Company....................................  1,500,000 shares

Shares of Common Stock Outstanding
  Immediately Prior to this Offering.........  3,250,000 shares(1)

Shares of Common Stock Outstanding
  Immediately Following Offering.............  4,750,000 shares

Use of Proceeds..............................  To repay indebtedness, including indebtedness to AMF incurred by AMF in connection with the
                                               development of the Company's proprietary
                                               software; to increase marketing and research
                                               and development; to acquire additional
                                               capital equipment; and for general corporate
                                               and working capital purposes, including
                                               possible acquisitions of, and investment in,
                                               competing or complementary businesses. See
                                               "Use of Proceeds."

Risk Factors.................................  An investment in the securities offered hereby involves a high degree of risk and
                                               immediate and substantial dilution and should
                                               not be made by investors who cannot afford
                                               the loss of their entire investment. See
                                               "Risk Factors" and "Dilution."

Proposed Nasdaq Small
  Cap-Registered Trademark- Market Trading
  Symbol.....................................  "CLNT"

Proposed Boston Stock Exchange Trading
  Symbol.....................................  "CLA"


------------------------


(1)  Includes shares of Common Stock sold in the 1998 Private Placements.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA:

                                                PERIOD FROM                           SIX MONTHS ENDED JUNE 30,
                                               APRIL 8, 1996                         ----------------------------
                                                (INCEPTION)         YEAR ENDED           1997
                                                  THROUGH          DECEMBER 31,      -------------
                                             DECEMBER 31, 1996        1997(1)
                                             -----------------  -------------------   (UNAUDITED)       1998
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Revenues...................................    $    --             $      81,712     $      52,976  $      70,839
                                             -----------------  -------------------  -------------  -------------
Total operating expenses...................          147,918           2,514,290           861,438      1,708,450
                                             -----------------  -------------------  -------------  -------------
Interest expense--affiliate................          158,123             389,548           240,964        144,831
Interest income............................         --                   (40,817)          (12,460)        (3,363)
                                             -----------------  -------------------  -------------  -------------
Net loss...................................         (306,041)         (2,781,309)       (1,036,966)    (1,779,079)
                                             -----------------  -------------------  -------------  -------------
                                             -----------------  -------------------  -------------  -------------
Basic and diluted loss per weighted average
  common share outstanding.................    $       (0.15)      $       (1.09)            (0.45)         (0.63)
                                             -----------------  -------------------  -------------  -------------
                                             -----------------  -------------------  -------------  -------------
Weighted average common shares outstanding
  (basic and diluted)......................        2,108,651           2,555,886         2,318,314      2,844,889
                                             -----------------  -------------------  -------------  -------------
                                             -----------------  -------------------  -------------  -------------

BALANCE SHEET DATA:

                                            DECEMBER 31, 1997           JUNE 30, 1998
                                         ------------------------  ------------------------
                                                      PRO FORMA                 PRO FORMA
                                                         AS         ACTUAL         AS
                                          ACTUAL    ADJUSTED(2)(3) ---------  ADJUSTED(2)(3)
                                         ---------  -------------             -------------
                                                                   (UNAUDITED)
Current assets.........................  $ 419,329   $ 8,297,712   $ 121,038   $ 6,794,992
Total assets...........................  2,174,597    10,016,277   1,695,016     8,222,063
Working capital........................     36,202     7,814,585    (246,953)    6,327,001
Long-term debt.........................  3,468,320       --        3,782,954       --
Stockholders' equity (deficit).........  (1,676,850)    9,533,150  (2,455,929)    7,754,071

------------------------

(1) Includes the results of operations of Medica from the date of acquisition, June 2, 1997.

(2) Adjusted to reflect the estimated net proceeds of approximately $8,735,000 from the sale of the Shares at an assumed initial public offering price of $7.00 per Share and the initial application of such net proceeds as described under "Use of Proceeds."

(3) Adjusted to reflect the net proceeds of approximately $2,025,000 in cash from, and the conversion of $450,000 of indebtedness in connection with, the sale of Common Stock in the second and third quarters of 1998, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO HEREIN, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, THE FOLLOWING RISK FACTORS. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION WHICH INVOLVES RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

STOCKHOLDERS' DEFICIT; ANTICIPATED LOSSES


    As of December 31, 1996 and 1997, and June 30, 1998, the Company had working capital of $15,659, $36,202, and $(246,953) respectively, and stockholders' deficit of $(3,430,041), $(1,676,850) and $(2,455,929), respectively. See the
Consolidated Financial Statements and the Notes thereto. The Company generated revenues of $81,712 through December 31, 1997, and $70,839 for the six months ended June 30, 1998, and has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. For the period from April 8, 1996 (inception) through December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, the Company incurred net losses of $(306,041), $(2,781,309), and $(1,779,079) respectively. There can be no assurance that the Company will ever achieve profitability. In addition, during the six months ended June 30, 1998, the Company recorded negative cash flow of $321,274. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."


    A significant portion of the Company's revenues for the year ended December 31, 1997 were from software licensing fees to a former customer of Medica. The customer was a home-based claims processing business opportunity vendor. License revenues to the customer, totalling $51,011 are included in the Company's revenues for the year ended December 31, 1997. The Company has since cancelled the contract.

LIMITED OPERATING HISTORY


    The Company, organized on April 8, 1996, was a development stage company through March 31, 1997, is currently processing claims for approximately 500 providers, and has entered into agreements with clearinghouses providing access to more than 150 payors which, on average, provide for a payment to the Company of $.10 per claim. Consequently, the Company has a very limited operating history upon which prospective investors may base an evaluation of the Company and determine its prospects for achieving its intended business objectives. The Company is subject to all of the risks inherent to the establishment of any new business venture. The likelihood of the future success of the Company is highly speculative and must be considered in light of its limited operating history, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, continually update and improve its Web site, provide superior customer service, respond to competitive developments, and attract, retain, and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

POSSIBLE RESCISSION OF 1998 PRIVATE PLACEMENTS



    During the second quarter of 1998, the Company consummated a private offering of 20 units, each unit consisting of 10,729 shares of Common Stock, for aggregate gross proceeds of approximately $1,000,000 and during July to October 1998, the Company consummated a private offering of 29.5 units, each unit consisting of 8,333 shares of Common Stock, for aggregate gross proceeds of approximately $1,475,000 (the "1998 Private Placements"). Pursuant to the Securities Act, the rules and regulations thereunder, and the interpretations of the Commission, the Company may be required to offer rescission to investors in the 1998 Private Placements. If the Company is so required and all of such investors determine to exercise such rescission rights, the Company would be required to refund the entirety of the gross proceeds of such private offerings to such investors. Such proceeds would be paid in part with the net proceeds of this offering. The business, prospects, financial condition, and results of operations of the Company could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


SUBSTANTIAL PORTION OF NET PROCEEDS TO BE USED TO REPAY INDEBTEDNESS; BENEFITS
  TO AFFILIATES

    The Company intends to utilize approximately $3,850,000 (44.1%) of the net proceeds of this offering to repay the AMF Note (as hereinafter defined). Accordingly, AMF will directly benefit from the sale of the Shares offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


    The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include: (i) the Company's ability to retain existing customers, attract new customers at a steady rate, and maintain customer satisfaction; (ii) the announcement or introduction of new sites, services, and products by the Company and its competitors; (iii) price competition or higher prices in the industry; (iv) the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for the purchase of "business to business" services, such as those offered by the Company; (v) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner; (vi) the level of traffic on the Company's website; (vii) technical difficulties, system downtime, or Internet brownouts; (viii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations, and infrastructure; (ix) government regulation; and (x) general economic conditions and economic conditions specific to the Internet, electronic commerce, and the medical claims processing industry.


    Due to the foregoing factors, in one or more future quarters, the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

UNTESTED MARKETING STRATEGY

    To date, the Company has engaged in limited marketing efforts. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, the Company's products and services. The Company intends to upgrade its marketing efforts to include advertising on the Internet, direct mail, e-mail, and an expanded sales staff. The Company seeks to generate revenue by charging commercial payors, or clearinghouses acting on behalf of commercial payors, a transaction fee for each claim submitted and healthcare providers a monthly subscription fee for the use of the Company's services. The Company has, however, determined to waive all provider subscription fees through at least December 31, 1998 for those customers which subscribed to the Company's services prior to January 1, 1998. All of these marketing efforts have been largely untested in the marketplace, and there can be no assurance that such efforts will result in sales of the Company's products and services. Further, there can be no assurance that the Company will be able to build a provider customer base or be able to collect subscription fees from such healthcare providers after December 31, 1998 or, if collected, the amount of such fees. The failure of the Company to develop its marketing capabilities, succesfully market its products or services, or recover the cost of its services would have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The waiver of such subscriber fees through at least December 31, 1998 and a potential determination by the Company to waive subscriber fees after such date could have a material adverse effect on the business, prospects, financial condition, and results of operations of the Company. See "Use of Proceeds," "Business--Business Strategy," and "Business--Customers."

SUBSTANTIAL INFLUENCE OF EXISTING MANAGEMENT

    Upon the completion of this offering, the current directors and executive officers of the Company will, in the aggregate, beneficially own approximately 2,046,459, or 43.1%, of the outstanding shares of Common Stock, or approximately 41.1% of such outstanding shares of Common Stock if the Underwriters' over-allotment option is exercised in full. As a result, the current officers and directors of the Company will have the ability to substantially influence the outcome of all matters on which stockholders are entitled to vote, including the elections of the Company's directors and the approval of significant corporate transactions.

ADDITIONAL FINANCING REQUIREMENTS

    The Company believes that the net proceeds of this offering, together with anticipated revenues from operations, will be sufficient to satisfy its capital requirements for at least the next 18 months. This belief is based on the Company's operating plan which is based on certain assumptions, which may prove to be incorrect. See "Risk Factors--Possible Rescission of 1998 Private Placements." Accordingly, there can be no assurance that the Company's financial resources will be sufficient to satisfy the Company's capital requirements for such period. If the Company's financial resources are insufficient and, in any case, after such 18-month period, the Company will require additional financing in order to meet its plans for expansion. Additional financing may take the form of the issuance of common or preferred equity securities or debt securities, or may involve bank financings. There can be no assurance that the Company will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of such events, the Company may be unable to implement its current plans for expansion or to repay its debt obligations as they become due. In the event that any such financing should take the form of equity securities, the holders of the Common Stock may experience additional dilution. See "Use of Proceeds," "Dilution," and "Business--Business Strategy."

RISK ASSOCIATED WITH GROWTH; NEW MANAGEMENT TEAM AND LIMITED SENIOR MANAGEMENT
  RESOURCES; COMPANY REQUIRED TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL

    From April 8, 1996 (inception) to December 31, 1996, during the year ended December 31, 1997, and during the six month period ended June 30, 1998, the Company expanded from one to 11 employees, from 11 to 23 employees, and from 23 to 28 employees, respectively. The majority of the Company's senior management joined the Company after January 1, 1997, and some officers have no prior senior management experience at public companies. The Company's new employees include a number of key managerial, technical, financial, marketing, and operations personnel who have not yet been fully integrated into the Company, and the Company expects to add additional key personnel in the near future. Expansion of the Company's business is expected to place a significant strain on its limited managerial, operational, and financial resources. The Company will be required to expand its operational and financial systems significantly and to expand, train, and manage its work force in order to manage the expansion of its operations. Failure to fully integrate such new employees into the Company's operations could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The ability of the Company to attract and retain highly skilled personnel is critical to the operations and expansion of the Company. The Company faces competition for such personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If the Company is not successful in attracting and retaining such personnel, the Company's business, prospects, financial condition, and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Strategy," and "Business--Employees."


DEPENDENCE UPON SENIOR MANAGEMENT


    The Company currently depends the efforts and abilities of its senior executives. The loss or unavailability of the services of any such individuals for any significant period of time could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company has obtained, owns, and is the sole beneficiary of, key-person life insurance in the amount of $2,000,000 on the life of Bo W. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. There can be no assurance that such insurance, will continue to be available to the Company on reasonable terms, or at all. Mr. Lycke and Messrs. Ward L. Bensen and Robert H. Brown Jr., Directors of the Company, serve as the Chairman of the Board of Directors, a Director and Senior Vice President, and a Director, respectively, of AMF. See "Certain Transactions." In addition, while Mr. Lycke has entered into an employment agreement with the Company, such agreement is terminable by Mr. Lycke on 30 days' notice. See "Management--Employment Agreements."


INTERNET SECURITY RISKS


    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as medical information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. If any such compromise of the Company's security or misappropriation of proprietary information were to occur, it could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by security breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the website in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as diagnostic and treatment data, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. See "Business--Healthcare Transaction Processing Software and Security."


RISK OF CAPACITY CONSTRAINTS


    A key element of the Company's strategy is to generate a high volume of traffic on, and use of, its website. The Company's revenues depend on the number of clients who submit claims on its website and the volume of claims it processes. Accordingly, the satisfactory performance, reliability, and availability of the Company's website, claims processing systems, and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of the Company's website or reduced claims processing performance would reduce the volume of claims processed and the attractiveness of the Company's products and services. While the Company has not experienced any system interruptions, it believes that such interruptions may occur from time to time. Any substantial increase in the volume of traffic on the Company's website or the number of claims submitted by customers will require the Company to expand and upgrade further its technology, claims processing systems, and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its website or timely expand and upgrade its systems and infrastructure to accommodate such increases. The Company's inability to add additional software and hardware or to develop and upgrade its existing technology, claims processing systems, or network infrastructure to accommodate increased traffic on its website or increased claims submission volume through its claims processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of claims processing, and delays in reporting accurate financial information. In addition, although the Company takes safeguards, including data encryption and firewalls, to prevent unauthorized access to Company data, it is impossible to completely eliminate this risk. There can be no assurance that the Company will be able in a timely manner to effectively upgrade and expand its claims processing system or to integrate smoothly any newly developed or purchased modules with its existing systems. Any inability to do so could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. See "Business-- Business Strategy."


RELIANCE ON INTERNALLY DEVELOPED SYSTEMS


    The Company uses an internally developed system for its website and for a portion of its claims processing software. The Web site was developed using industry standard tools and stores information in databases that will be integrated with the remainder of the Company's accounting and financial systems. To date, development efforts for the Company's claims processing system have focused primarily on support for rapid growth of claim submission volume and customer service, and less on traditional accounting, control, and reporting aspects of system development. As a result, the Company's current management information system, which produces frequent operational reports, is inefficient with respect to traditional accounting-oriented reporting and requires a significant amount of manual effort to prepare information for financial and accounting reporting. The Company intends to upgrade and expand its claims processing systems and to integrate newly developed and/or purchased modules with its existing systems in order to improve the efficiency of its reporting methods and support increased transaction volume.


YEAR 2000 COMPLIANCE


    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company's business depends on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used by the Company to deliver services to its customers (including the Company's proprietary software systems as well as hardware and software supplied by third parties); communications networks, such as the Internet and private intranets, which the Company depends on to provide electronic transactions from its customers; the internal systems of the Company's customers and suppliers; the hardware and software systems used internally by the Company in the management of its business; and non-information technology systems and devices used by the Company in its business, such as telephone systems and building systems.


    The Company has internally reviewed the proprietary software systems it uses to deliver services to its customers. Although the Company believes that its internally developed applications and systems are designed to be Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. In certain of its agreements, the Company warrants that its applications and services are Year 2000 compliant. Failure of the Company's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, the occurrence of either of which could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations.


    Furthermore, the success of the Company's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on the Company's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose the Company to significant potential liability. If client failures result in the failure of the Company's systems, the Company's business, prospects, financial condition, and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement the Company's applications and services.


    The Company is conducting a formal assessment of its Year 2000 exposure in order to determine what steps, if any, beyond those identified by the Company's internal review may be advisable. The Company expects to complete such assessment in the fourth quarter of 1998. The Company does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Any failure of the Company to address unforeseen Year 2000 issues could adversely affect the Company's business, financial condition, and results of operations.

RISK OF SYSTEM FAILURE; DEPENDENCE UPON SINGLE SITE

    The Company's ability to successfully receive and process claims and provide high-quality customer service largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company's proprietary software resides solely on its servers, all of which, as well as all of its communications hardware, are located in a monitored co-location server facility in Washington, DC. The Company's systems and operations are in a secured facility utilizing hospital-grade electrical power, redundant telecommunications connections to the Internet backbone, uninterruptible power supplies, and generator back-up power facilities. Further, the Company maintains redundant systems at a separate facility for backup and disaster recovery. Notwithstanding the foregoing, the Company remains vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake, and similar events. In addition, the Company does not, and may not in the future, carry sufficient business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, loss of data, or the inability to accept and process customer claims. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. See "Business--Healthcare Transaction Processing Software and Security," and "Business--Facilities."

DEPENDENCE ON CONTINUED GROWTH OF ELECTRONIC COMMERCE

    The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by submitters of medical claims. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and there can be no assurance that acceptance will be achieved on a lasting basis and use will continue to develop or that a sufficiently broad base of customers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few services and products which have generated profits. For the Company to be successful, the healthcare community must accept and utilize novel and cost efficient ways of conducting business and exchanging information.

    In addition, the Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online "business to business" services continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and the Company in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, the Company's business, prospects, financial condition, and results of operations would be materially adversely affected.

PROPRIETARY RIGHTS; ABSENCE OF PATENT PROTECTION; UNAVAILABILITY OF TRADEMARK
  AND SERVICE MARK PROTECTION

    The Company's ability to compete effectively will depend on its ability to maintain the proprietary nature of its services and technologies, including its proprietary software and the proprietary software of third parties with which the Company has entered into software licensing agreements. The Company holds no patents and relies on a combination of trade secrets and copyright laws, nondisclosure, and other contractual agreements and technical measures to protect its rights in its technological know-how and proprietary services. In addition, the Company has been advised that trademark and service mark protection of its corporate name is not available. The Company depends upon confidentiality agreements executed by officers, directors, employees, consultants, and subcontractors of the Company to maintain the proprietary nature of the Company's technology. These measures may not afford the Company sufficient or complete protection, and there can be no assurance that others will not independently develop know-how and services similar to those of the Company, otherwise avoid the confidentiality agreements of the Company, or produce patents and copyrights that would materially and adversely affect the Company's business, prospects, financial condition, and results of operations. The Company believes that its services do not infringe upon the patents or copyrights of any third parties; however, there can be no assurance that the Company's know-how and technology will not be found to infringe upon the rights of third parties. Others may assert infringement claims against the Company, and if the Company should be found to infringe upon the patents or copyrights, or otherwise impermissibly utilize the intellectual property, of others, the Company's ability to utilize the technology referred to herein could be materially restricted or prohibited. If such an event occurs, the Company may be required to obtain licenses from such third parties, enter into royalty agreements, or redesign its products so as not to utilize such intellectual property, each of which may prove to be uneconomical or otherwise impossible. There can be no assurance that any licenses or royalty agreements required under any such proprietary rights could be obtained on terms acceptable to the Company or the third party, or at all. Such claims could result in litigation, which could materially adversely affect the Company's business, prospects, financial condition, and results of operations. See "Business--Intellectual Property."

RAPID TECHNOLOGICAL CHANGE


    The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's existing website and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to enhance and improve the responsiveness and functionality of its online claims processing services, to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective or current customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully adapt to such demands. The failure of the Company to respond in a timely manner in response to changing market conditions or customer requirements would have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. See "Business--Business Strategy."


BROAD DISCRETION OF MANAGEMENT IN APPLICATION OF PROCEEDS

    Approximately $4,760,000, or 54.5%, of the estimated net proceeds of this offering has been allocated for marketing, research and development, and general corporate and working capital purposes. Accordingly, the Company's management will have broad discretion as to the application thereof, and investors will not know in advance how such net proceeds will be utilized by the Company. See "Use of Proceeds."

AFFILIATED TRANSACTIONS; BENEFITS TO AFFILIATES

    The Company's core technologies were initially developed by AMF. Since inception, the Company has engaged in transactions with AMF, an affiliate of the Company, including the acquisition of all of the Internet software, licenses, intellectual property rights, and technology developed by AMF and an agreement (the "Service Agreement") in which AMF provided staff and office support services to the Company and for which the Company was billed monthly. The Services Agreement was terminated by the Company, effective April 1, 1997. While the Company believes that such transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties, there can be no assurance thereof. See "Certain Transactions."

COMPETITION

    The medical claims processing industry is highly competitive. The Company competes with, and expects to continue to compete with, numerous national, regional, and local companies, many of which have significantly larger operations, greater financial, marketing, human, and other resources than the Company. Major companies in the healthcare claims processing industry include:
Envoy/NEIC, Inc., HBO & Company; National Data Corporation; QuadraMed Corporation; Proxymed Corporation; and Healtheon. The Company estimates, based on information from various trade journals, that there are approximately 300 or more small independent electronic claims processing companies and clearinghouses in addition to the aforementioned large competitors, which operate as local sub-clearinghouses for the processing of medical and dental claims. While the Company competes with all other providers of electronic claims processing services, it is not aware of any other companies that provide healthcare electronic claims processing services in the same manner as those provided by the Company and thus represent a direct competitor. Notwithstanding the foregoing, Company anticipates that competition will arise in the processing of claims on the Internet. There can be no assurance that the Company will successfully compete in any market in which it conducts or may conduct operations. Certain segments of the medical and dental claims processing industry are not currently suited to the use of inpatient electronic claims processing. Among such segments are psychiatry and surgery, each of which requires substantial documentation in addition to the claim to be submitted. In these market segments, the Company believes that it is not currently able to compete with existing potential competitors and, accordingly, the Company has designed its business plan to address other market segments. See "Business--Electronic Claims Processing Market" and "Business--Competition."

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any government agency other than laws or regulations applicable to electronic commerce, but the Company processes information which, by law, must remain confidential. Due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's services and increase the Company's cost of doing business, or otherwise have material adverse effect on the Company's business, prospects, financial condition, and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy is uncertain and may take time to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations.

ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY; NASDAQ
  MAINTENANCE REQUIREMENTS

    Prior to this offering, there has been no public market for the Shares, and there can be no assurance that any active trading market therefor will develop or, if any such market develops, that it will be sustained. Accordingly, unless and until a public market develops, purchasers of the Shares may experience difficulty selling or otherwise disposing of such securities.

    The initial public offering price of the Shares was arbitrarily determined by negotiations between the Company and the Representative, and does not necessarily bear any relationship to the Company's assets, book value, results of operations, or any other generally accepted indicia of value. See "Underwriting." From time to time after this offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company or other developments affecting the Company, such as announcements by the Company or its competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies.

    Under the currently effective criteria for listing of securities on the Nasdaq SmallCap-Registered Trademark- Market, for initial listing, a company must have at least $4,000,000 in net tangible assets, a minimum bid price of $4.00 per share, and a public float of at least $5,000,000. For continued listing, a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000.

    In the event that the Company should be unable to maintain the standards for continued listing, the Common Stock could be subject to delisting from the Nasdaq SmallCap-Registered Trademark- Market. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap-Registered Trademark- Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Shares.

RISK OF LOW-PRICED STOCKS

    If the Common Stock were delisted from the Nasdaq SmallCap-Registered Trademark- Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, such securities would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase, and must have received the purchaser's written consent to the transaction prior to sale. Consequently, such delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the Common Stock and the ability of purchasers in this offering to sell their Shares in the secondary market.

REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET

    A significant number of the Shares offered hereby may be sold to customers of the Representative. Such customers may engage in transactions for the sale or purchase of the Shares through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Shares and may otherwise effect transactions therein. If it participates in such market, the Representative may influence the market, if one develops, for the Shares. Such market-making activity may be discontinued by the Representative at any time. Moreover, if the Representative sells the shares of Common Stock issuable upon exercise of the Representative's Warrants, the Representative may be required under the Exchange Act to temporarily suspend its market-making activities. The price and liquidity of the Shares may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

NO DIVIDENDS

    The Company has not paid any cash dividends on the Common Stock and does not intend to do so in the foreseeable future, but rather intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. In addition, any credit agreements which the Company may enter into with institutional lenders may contain restrictions on the payment of dividends by the Company. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant. See "Dividend Policy" and "Description of Securities--Common Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $5.62 per share, assuming an initial public offering price of $7.00 per Share, or approximately 80.3%, in the net tangible book value of the shares of Common Stock purchased thereby. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future. The current stockholders of the Company paid an average of $2.16 per share for the 3,250,000 shares of Common Stock held thereby. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to this offering, pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise, could materially adversely affect the market price of the Common Stock and could impair the

Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All of the 3,250,000 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. In addition, any shares issuable upon exercise of options granted under the 1997 Plan or the Directors' Plan could be sold publicly commencing 90 days after the Company becomes a reporting company under the Exchange Act, pursuant to Rule 701 under the Securities Act. However, officers and directors of the Company will execute agreements ("Lock-Up Agreements") pursuant to which they have agreed not to, directly or indirectly, issue, offer, agree to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute, or otherwise dispose of, or encumber any shares of Common Stock or options, rights, warrants, or other securities convertible into, or exercisable or exchangeable for, or evidencing any right to purchase or subscribe for, shares of Common Stock, whether or not beneficially owned by such person, or any beneficial interest therein, for a period of 24 months from the date of this Prospectus, and existing stockholders and option holders under the 1997 Plan will execute Lock-Up Agreements with such restrictions for a period of 18 months from the date of this Prospectus. See "Underwriting."

    For a period of 18 months from the date of this Prospectus, the Company has agreed that it will not sell or otherwise dispose of any securities of the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, during such period, the Company shall be entitled to issue (i) shares of Common Stock in connection with mergers and acquisitions, (ii) up to 500,000 shares of Common Stock issuable upon exercise of options which may be granted under the 1997 Plan, (iii) up to 100,000 shares of Common Stock issuable upon exercise of options which may be granted under the Directors' Plan, (iv) up to 30,000 shares of Common Stock issuable upon the exercise of warrants outstanding on the date hereof, and (v) shares of Common Stock issuable upon the exercise of the Representative's Warrants (the "Warrant Shares"). See "Underwriting."

    The Company has agreed to register the 883,681 shares of Common Stock issued in the Private Placements (as hereinafter defined) for resale commencing 18 months from the date of this Prospectus. In addition, pursuant to the terms of the Medica Acquisition, the Company granted "piggy-back" registration rights with respect to the 107,292 shares of Common Stock issued in connection therewith. See "Shares Eligible for Future Sale."

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK


    Certain provisions of the Company's Amended Certificate of Incorporation and Delaware Law may be deemed to have an anti-takeover effect. The Company's Certificate of Incorporation and By-laws provide that its Board of Directors is divided into two classes serving staggered two-year terms, resulting in approximately one-half of the directors being elected each year and certain other provisions relating to voting and the removal of the officers and directors. Further, the By-laws of the Company contain provisions which regulate the introduction of business at annual meetings of stockholders of the Company by other than the Board of Directors. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of the Company or a change in control of the Company, thereby preserving control of the Company by the current stockholders. See "Description of Securities--Anti-Takeover Provisions" and "Description of Securities--Regulation of the Introduction of Business at Annual Meetings of Stockholders."

    In addition, the Company's Certificate of Incorporation, as amended, authorizes the Board of Directors to issue up to 4,000,000 shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. No shares of preferred stock are currently outstanding, and the Company has no present plans for the issuance of any preferred stock. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of shares of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of the Company or a change in control of the Company, thereby preserving control of the Company by the current stockholders. See "Description of Securities--Preferred Stock."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

    This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and are based upon a number of assumptions, including assumptions relating to the growth in the use of the Internet and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares offered hereby are estimated to be approximately $8,735,000, assuming an initial public offering price of $7.00 per Share. The Company presently intends to use the net proceeds of this offering as follows:

                                                                                                        APPROXIMATE
                                                                                        APPROXIMATE    PERCENTAGE OF
APPLICATION OF NET PROCEEDS                                                                AMOUNT      NET PROCEEDS
--------------------------------------------------------------------------------------  ------------  ---------------
Repayment of indebtedness (1).........................................................  $  3,975,000          45.5%

Marketing (2).........................................................................     1,750,000          20.0

Research and development (3)..........................................................       950,000          10.9

Acquisition of capital equipment (4)..................................................       450,000           5.2

General corporate and working capital purposes, including possible acquisitions of,
 and investments in, competing or complementary businesses and technologies (5).......     1,610,000          18.4

------------------------------

(1) Represents (i) the repayment of the AMF Note, which accrues interest at the rate of 9.50% per annum, is collateralized by all of the Internet Software, intellectual property rights, Internet technology, and technology rights of the Company, and (ii) approximately $125,000 related to the Medica Acquisition. The initial payment to the former holders of Medica, representing $125,000 of principal amount, matures 60 days following the closing of this offering. In addition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Directors and Executive Officers," "Principal and Management Stockholders," and "Certain Transactions."

(2) Represents estimated expenditures for advertising on the Internet, trade publications, direct mail programs, vendor exhibits, salaries for personnel, brochures, and public relations. Includes the offering to new customers of ongoing grants of American Airlines-Registered Trademark-AAdvantage-Registered Trademark- Miles relative to the commercial claims submitted.


(3) Represents estimated expenditures in connection with the continued enhancement of the Company's Internet-based healthcare transaction processing system.


(4) Represents estimated costs in connection with the acquisition of computers, servers, communication hardware and software, and networking equipment.

(5) Such proceeds are anticipated to be utilized, in part, by the Company to fund the capital requirements associated with the growth of the Company, including, without limitation, the retention and training of additional personnel. In the ordinary course of its business, the Company from time to time evaluates technologies for acquisition or license that, if acquired, could be used in the development of product or software candidates. The Company currently has no agreements, plans, or arrangements with respect to any such acquisition or investment. Management of the Company, and in particular the Board of Directors of the Company and the officers of the Company authorized thereby, will have broad discretion as to the application of such proceeds.

    The net proceeds, if any, from the exercise of the Underwriters' over-allotment option will be utilized for general corporate and working capital purposes.

    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the Shares based upon the Company's contemplated operations, the Company's business plan, and current economic and industry conditions and is subject to reapportionment of proceeds among the categories listed above or to new categories in response to, among other things, changes in the Company's plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions.

    Based on its operating plan, the Company believes that the net proceeds of this offering, together with anticipated revenues from continuing operations, will be sufficient to satisfy its capital requirements and finance its plans for expansion for at least the next 18 months. Such belief is based upon certain assumptions, which may prove to be incorrect. Accordingly, there can be no assurance that such resources will satisfy the Company's capital requirements for said period. The Company may require additional financing in order to expand its operations. Such financing may take the form of the issuance of common or preferred stock or debt securities, and/or may involve bank or other lender financing. There can be no assurance that the Company will be able to obtain needed additional capital on a timely basis, on favorable terms, or at all.

    Pending their use, the net proceeds of this offering will be invested in short-term, interest bearing, investment grade securities.

                                    DILUTION

    As of June 30, 1998, the net tangible book value of the Company, was $(3,797,568), or approximately $(1.26) per share of Common Stock based on 3,004,167 shares of Common Stock outstanding. The net tangible book value per share represents the amount of the Company's total assets less the amount of its intangible assets and its liabilities, divided by the number of shares of Common Stock outstanding at such date. After giving effect to the net proceeds of approximately $1,475,000 from the sale of shares of Common Stock from July to October 1998 and to the estimated net proceeds from the sale by the Company of 1,500,000 shares of Common Stock offered hereby at the assumed initial public offering price per share of $7.00 and the initial application thereof as set forth under the heading "Use of Proceeds," the as adjusted net tangible book value of the Company at June 30, 1998 would have been $6,559,339, or approximately $1.38 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the assumed public offering price per share of Common Stock and the as adjusted net tangible book value thereof after giving effect to this offering) of approximately $5.62 (80.3%) per share. The following table illustrates the per share dilution:

                                                                                                      PER SHARE OF
                                                                                                         COMMON
                                                                                                          STOCK
                                                                                                      -------------
Assumed public offering price.........................................................                  $    7.00
  Net tangible book value at June 30, 1998............................................   $    (1.26)
  Increase in net tangible book value.................................................         2.64
                                                                                        ------------
As adjusted net tangible book value after this offering (1)...........................                       1.38
                                                                                                            -----
Dilution of net tangible book value to new investors (1)..............................                  $    5.62
                                                                                                            -----
                                                                                                            -----

------------------------
(1) If the Underwriters' over-allotment option is exercised in full, the as adjusted net tangible book value per share after this offering would be $1.59 and dilution per share to new investors in this offering would be $5.41.

    The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of total shares of Common Stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share of Common Stock paid by the investors in this offering and the current stockholders of the Company.


                                                       SHARES OF COMMON
                                                        STOCK PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                    -----------------------  --------------------------   PRICE PER
                                                      NUMBER    PERCENTAGE      AMOUNT      PERCENTAGE      SHARE
                                                    ----------  -----------  -------------  -----------  -----------
Stockholders as of December 31, 1997..............   2,789,583        58.7%  $   4,535,500        25.9%   $    1.63
1998 Private Placement Stockholders...............     460,417         9.7%      2,475,000        14.1%   $    5.38
New Investors(1)..................................   1,500,000        31.6%     10,500,000        60.0%   $    7.00
                                                    ----------       -----   -------------       -----
Total.............................................   4,750,000       100.0%  $  17,510,500       100.0%
                                                    ----------       -----   -------------       -----
                                                    ----------       -----   -------------       -----


------------------------
(1)  Assuming an initial public offering price of $7.00 per Share.

                                 CAPITALIZATION


    The following table sets forth, as of June 30, 1998, (i) the actual capitalization of the Company and (ii) the as adjusted capitalization of the Company adjusted to give effect to the receipt by the Company of net proceeds of approximately $1,475,000 from the sale of shares of Common Stock from July through October 1998 and to the estimated net proceeds of approximately $8,735,000 from the sale of the Shares at the assumed initial public offering price per Share of $7.00 and the initial application of the net proceeds therefrom as set forth under the heading "Use of Proceeds." The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto and other financial information included elsewhere in this Prospectus.



                                                               JUNE 30, 1998
                                              -----------------------------------------------
                                                                                AS ADJUSTED
                                                               AS ADJUSTED     AFTER INITIAL
                                                              AFTER PRIVATE        PUBLIC
                                                 ACTUAL         PLACEMENT         OFFERING
                                              -------------  ----------------  --------------
Short-term debt:............................  $     125,000   $      125,000    $         --
                                              -------------  ----------------  --------------
                                              -------------  ----------------  --------------
Long-term debt:.............................      3,782,954        3,782,954         225,000
                                              -------------  ----------------  --------------
Stockholders' equity
  Preferred Stock--$0.001 par value,
    Authorized--4,000,000 shares; issued and
    outstanding--0 shares...................             --                               --
  Common Stock--$0.001 par value,
    Authorized--40,000,000 shares; issued
    and outstanding 3,004,167
    shares--actual; 4,750,000 shares, as
    adjusted................................          3,004            3,250           4,750
Additional paid-in capital..................      2,407,496        3,882,250      12,615,750
Accumulated deficit.........................     (4,866,429)      (4,866,429)     (4,866,429)
                                              -------------  ----------------  --------------
Total stockholders' equity..................     (2,455,929)        (980,929)      7,754,071
                                              -------------  ----------------  --------------
Total capitalization........................  $   1,327,025   $    2,802,025    $  7,979,071
                                              -------------  ----------------  --------------
                                              -------------  ----------------  --------------

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on the Common Stock and does not intend to do so in the foreseeable future, but intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. The payment of future cash dividends, if any, by the Company will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may become subject, and such other factors as the Board of Directors of the Company may deem relevant. See "Description of Securities."

                            SELECTED FINANCIAL DATA

    The following selected statement of operations data for the period from April 8, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997 and the selected balance sheet data as of December 31, 1996 and 1997 are derived from the Consolidated Financial Statements of the Company and Notes thereto included elsewhere herein audited by King Griffin & Adamson P.C., independent certified public accountants for the Company. The unaudited statement of operations data presented for the six month periods ended June 30, 1997 and 1998, and the unaudited balance sheet data at June 30, 1998, are derived from the unaudited Consolidated Financial Statements of the Company, which have been prepared on a basis consistent with the audited Consolidated Financial Statements of the Company, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company as of the dates and for the periods presented. The results of operations of any interim period are not necessarily indicative of results expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                               PERIOD FROM                                    SIX MONTHS
                                              APRIL 8, 1996                                 ENDED JUNE 30,
                                               (INCEPTION)                           ----------------------------
                                                 THROUGH            YEAR ENDED           1997           1998
                                            DECEMBER 31, 1996  DECEMBER 31, 1997(1)  -------------  -------------
                                            -----------------  --------------------   (UNAUDITED)    (UNAUDITED)
Revenues..................................    $    --             $       81,712     $      52,976  $      70,839
                                            -----------------        -----------     -------------  -------------
Total operating expense...................          147,918            2,514,290           861,438      1,708,450
                                            -----------------        -----------     -------------  -------------
Interest expense--affiliate...............          158,123              389,548           240,964        144,831
Interest income...........................         --                    (40,817)          (12,460)        (3,363)
                                            -----------------        -----------     -------------  -------------
Net loss..................................    $    (306,041)      $   (2,781,309)    $  (1,036,966) $  (1,779,079)
                                            -----------------        -----------     -------------  -------------
                                            -----------------        -----------     -------------  -------------
Basic and diluted loss per weighted
  average common share outstanding........    $       (0.15)      $        (1.09)    $       (0.45) $       (0.63)
                                            -----------------        -----------     -------------  -------------
                                            -----------------        -----------     -------------  -------------
Weighted average common shares outstanding
  (basic and diluted).....................        2,108,651            2,555,886         2,318,314      2,844,889
                                            -----------------        -----------     -------------  -------------
                                            -----------------        -----------     -------------  -------------

BALANCE SHEET DATA:

                                                                               DECEMBER 31,
                                                                       ----------------------------    JUNE 30,
                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
Current assets.......................................................  $      15,659  $     419,329  $     121,038
Total assets.........................................................        978,332      2,174,597      1,695,016
Working capital......................................................         15,659         36,202       (246,953)
Long-term debt.......................................................      4,408,373      3,468,320      3,782,954
Stockholders' equity (deficit).......................................     (3,430,041)    (1,676,850)    (2,455,929)

------------------------

(1) Includes the results of operations of Medica from the date of acquisition, June 2, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PORTIONS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The Company is an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the Internet. The Company's proprietary software, which was developed over the last six years and resides entirely on the Company's servers, allows healthcare providers to prepare and enter healthcare claims interactively on the Internet and electronically transmits the claims to the Company for processing. It also allows the Company to download claims from the healthcare providers' computers directly to the Company's servers. The software provides real-time editing of the claims data for compliance with payor format and converts the claims to satisfy specific payor processing requirements. The Company then electronically transmits processed claims on behalf of healthcare providers, directly or indirectly, to medical and dental payors that accept claims processing transmissions electronically. In addition, the Company's software provides for secure encryption of all claims data transmitted. The payors to which claims processed by the Company have been submitted, primarily through clearinghouses, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, BCLA and United Healthcare Corporation.

    As of December 31, 1996 and December 31, 1997 and June 30, 1998, the Company had working capital of $15,659, $36,202, and $(246,953), respectively, and stockholders' equity (deficit) of $(3,430,041), $(1,676,850), and $(2,455,929), respectively. The Company generated revenues of $81,712 through December 31, 1997, and $70,839 for the six month period ended June 30, 1998, and has incurred net losses since inception and expects to continue to operate at a loss for the foreseeable future. For the period from April 8, 1996 (inception) through December 31, 1996, the year ended December 31, 1997, and the six month period ended June 30, 1998, the Company incurred net losses of $(306,041), $(2,781,309), and $(1,779,079), respectively. There can be no assurance that the Company will ever achieve profitability. In addition, during the six months ended June 30, 1998, the Company recorded negative cash flow of $321,224.


    On July 31, 1996, the Company acquired all of its core technology and proprietary software, consisting of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, AMF, in exchange for $3,740,000, payable through the issuance of a note (the "AMF Note"). On September 23, 1997, AMF reduced the principal amount of the AMF Note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of the AMF Note to the capital of the Company. The AMF Note accrues interest at a rate of 9.50% per annum and is collateralized by all of the Internet software and technology of the Company, including software development costs. The Company intends to utilize a portion of the net proceeds of this offering to satisfy the AMF Note. AMF was engaged in the financing and processing of medical accounts receivable and had made preliminary development efforts to expand into the business of the Company, including the proprietary claims processing software. AMF is currently in the process of dissolving and liquidating. Mr. Lycke, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and Messrs. Bensen and Brown, Directors of the Company, serve as the Chairman of the Board of Directors, a Director and Senior Vice President, and a Director, respectively, of AMF. See "Certain Transactions."



    On June 2, 1997, the Company acquired 100% of the capital stock of Medica, a software development firm from which the Company had licensed a portion of the Company's healthcare transaction processing software. In accordance with the terms of the acquisition agreement, the purchase price for all of the outstanding capital stock of Medica was (i) 107,292 shares of Common Stock, (ii) $100,000 in cash upon the consummation of such acquisition, (iii) $125,000 in cash payable within 60 days following the date of this offering and $225,000 on the one-year anniversary of such date, and (iv) $57,797 representing 50% of amounts collected on outstanding accounts receivable of Medica that existed on the closing date. The software technology of Medica is the primary value to the Company from the acquisition. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such $125,000 obligation.


    The Company is in the early stage of operation and, as such, the relationships between revenue, cost of revenue, and operating expenses reflected in the financial information included herein do not represent future expected financial relationships. Much of the cost of revenue and operating expenses reflected herein are relatively fixed costs. The Company expects that such expenses will increase with the escalation of sales and marketing activities and transaction volumes, but at a much slower rate of growth than the corresponding revenue increase. Accordingly, the Company believes that, at such stage of operations period to period comparisons of results of operations are not meaningful.

PLAN OF OPERATIONS

    The Company's business strategy is: (i) to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers; (ii) to expand the services offered by the Company to include additional transaction processing functions, such as eligibility for benefit coverage, HMO encounter forms, and practice management functions (e.g., CPT code analysis, fee schedule analysis, etc.) in order to diversify sources of revenue; (iii) to acquire and integrate electronic claims processing companies that enable the Company to accelerate its entry into the inpatient hospital claims market; (iv) to offer new customers initial and ongoing American Airlines-Registered Trademark- AAdvantage-Registered Trademark-mileage rewards relative to the commercial insurance claims submitted; and (v) to license its claims processing technology for stand-alone purposes, Internet systems, private label use, and OEMs.

    Through December 31, 1998, the Company anticipates that its primary source of revenues will be fees paid by users for insurance claim and patient statement services. Thereafter, the Company expects to receive fees from commercial medical and dental payors and other payors for delivering claims electronically. In addition, after an initial free period of unlimited technical support, the Company intends to charge users a fee for technical support comparable to those charged by other healthcare software vendors.


    The Company's principal operating costs are anticipated to be marketing, research and development, acquisition of capital equipment, and general and administrative expenses. The Company intends to continue to develop and upgrade its technology and transaction-processing systems and continually update and improve its website to incorporate new technologies, protocols, and industry standards. The Company intends to engage in a dedicated marketing and sales plan, including advertising at relevant sites on the Internet and in trade publications, conducting direct mail programs targeting healthcare providers and payors, including commercial medical and dental payors, hiring additional sales and marketing personnel, preparing brochures and other promotional materials, and engaging in a public relations campaign designed to expose the Company and its services to healthcare providers and payors which otherwise would not be exposed thereto. In connection with the expansion of the Company's business, the Company intends to acquire additional computers and networking equipment in order to permit an increased volume of claims to be processed by the Company. General and administrative expenses include all corporate and administrative functions that serve to support the Company's current and future operations and provide an infrastructure to support future growth; management and staff salaries and benefits, travel, network administration and data processing, training, and rent are major items in this category.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


    The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include: (i) the Company's ability to retain existing customers, attract new customers at a steady rate, and maintain customer satisfaction; (ii) the announcement or introduction of new sites, services, and products by the Company and its competitors; (iii) price competition or higher prices in the industry; (iv) the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for the purchase of "business to business" services, such as those offered by the Company; (v) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner; (vi) the level of traffic on the Company's website; (vii) technical difficulties, system downtime, or Internet brownouts; (viii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations, and infrastructure; (ix) government regulation; and (x) general economic conditions and economic conditions specific to the Internet, electronic commerce, and the medical claims processing industry.


    Due to the foregoing factors, in one or more future quarters, the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES


    On July 31, 1996, the Company acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, AMF, in exchange for $3,740,000 in the form of the AMF Note. As discussed below, the principal amount of the AMF Note represents a portion of the indebtedness incurred by AMF in connection with the financing of the development of the Company's proprietary software. On September 23, 1997, AMF reduced the principal amount of the AMF Note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of the AMF Note to the capital of the Company. AMF is affiliated to the Company through common stockholders, including Mr. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company, and Messrs. Bensen and Brown, Directors of the Company, and as a stockholder of the Company. The AMF Note accrues interest at the rate of 9.50% per annum and is collateralized by all of the Internet software, intellectual property rights, internet technology and technology rights of the Company, including software development costs. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such obligation. The acquisition of the Internet software, licenses, intellectual property rights, and technology was recorded at the book value of the assets purchased.



    Upon the consummation of the acquisition of the Internet software, licenses, intellectual property rights, and technology developed by AMF, AMF agreed to provide the Company with a credit line of up to $2,000,000 to facilitate additional development of the Company's services and technology. During June 1998, AMF purchased nine units of the Company's then pending 1998 Private Placement (as defined herein), each unit consisting of 10,729 shares of Common Stock for an aggregate of 96,563 shares. As consideration for the purchase, AMF canceled $450,000 of the principal balance then outstanding under the credit line. At June 30, 1998, advances under such line of credit were approximately $866,000. The line of credit accrues interest at the rate of 9.50% per annum and is secured by all of the assets of the Company, other than the collateral securing the AMF Note. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such obligation.

    In May 1997, the Company consummated the private offering of 45 units, each unit consisting of 11,552 shares of Common Stock, for aggregate gross proceeds of $2,250,000 (the "1997 Private Placement"). The Company has used, and intends to use, the net proceeds of the 1997 Private Placement for ongoing working capital requirements.

    On June 2, 1997, the Company acquired 100% of the capital stock of Medica, a software development firm from which the Company had licensed a portion of the Company's healthcare transaction processing software. In accordance with the terms of the acquisition agreement, the purchase price for all of the outstanding capital stock of Medica was (i) 107,292 shares of Common Stock, (ii) $100,000 in cash, paid upon the consummation of the acquisition, (iii) $125,000 in cash payable within 60 days following the date of this offering and $225,000 on the one-year anniversary of such date, and (iv) $57,797 representing 50% of amounts collected on outstanding accounts receivable of Medica that existed on the closing date. The software technology of Medica constitutes the primary value to the Company from the acquisition. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such $125,000 obligation. Mr. Randall S. Lindner, Vice President of Technology of the Company, served as the President of Medica prior to the consummation of the Medica Acquisition.


    During the second quarter of 1998, the Company consummated a private placement of 20 units, each unit consisting of 10,729 shares of Common Stock, for aggregate gross proceeds of $1,000,000 and from July through October 1998 the Company consummated a private placement of 29.5 units, each unit consisting of 8,333 shares of Common Stock, for aggregate gross proceeds of approximately $1,475,000 (together, the "1998 Private Placements," and together with the 1997 Private Placement, the "Private Placements"). The Company has used, and intends to use, the net proceeds of 1998 Private Placements for ongoing working capital purposes. Pursuant to the Securities Act, the rules and regulations thereunder, and the interpretations of the Commission, the Company may be required to offer rescission to investors in the 1998 Private Placements. If the Company is required to offer rescission of the private placements and all of such investors determine to exercise such rescission rights, the Company would be required to refund the entirety of the gross proceeds of such private offerings to such investors. In such event, the business, prospects, financial condition, and results of operations of the Company could be materially adversely affected.



YEAR 2000 COMPLIANCE



    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company's business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used by the Company to deliver services to its customers (including the Company's proprietary software systems as well as hardware and software supplied by third parties); communications networks, such as the Internet and private intranets, which the Company depends on to provide electronic transactions to its customers; the internal systems of the Company's customers and suppliers; the hardware and software systems used internally by the Company in the management of its business; and non-information technology systems and services used by the Company in its business, such as telephone systems and building systems.



    The Company has internally reviewed the proprietary software systems it uses to deliver services to its customers. Although the Company believes that its internally developed applications and systems are designed to be Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party or Company equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company does not believe that its expenditures to upgrade its internal systems and applications will have a material adverse effect on its business, prospects, financial condition, and results of operations.



    Futhermore, the success of the Company's efforts may depend on the success of other health care participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on the Company's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with health care transactions or information, which might expose the Company to significant potential liability. If client failures result in the failure of the Company's systems, the Company's business, prospects, financial condition, and results of operations would be materially adversely affected. Futhermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement the Company's applications and services.



    The Company is conducting a formal assessment of its Year 2000 exposure in order to determine what steps beyond those identified by the Company's internal review may be advisable. The Company does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Any failure of the Company to address any unforeseen Year 2000 issue could adversely affect the Company's business, prospects, financial condition, and results of operations.

                                    BUSINESS

GENERAL

    The Company is an electronic commerce company engaged in healthcare transaction processing for the medical and dental industries by means of the Internet. The Company's proprietary software, which was developed over the last six years and resides entirely on the Company's servers, allows healthcare providers to prepare and enter healthcare claims interactively on the Internet and electronically transmits the claims to the Company for processing. It also allows the Company to download claims from the healthcare providers' computers directly to the Company's servers. The software provides real-time editing of the claims data for compliance with payor format and converts the claims to satisfy specific payor processing requirements. The Company then electronically transmits processed claims on behalf of healthcare providers, directly or indirectly, to medical and dental payors that accept claims processing transmissions electronically. In addition, the Company's software provides for secure encryption of all claims data transmitted. The payors to which claims processed by the Company have been submitted, primarily through clearinghouses, include plans and affiliates of Aetna Life & Casualty Company, Inc., MetLife Healthcare/Metropolitan Healthcare Corporation, Cigna Healthcare, Inc., The Prudential Insurance Company of America, BCLA, and United Healthcare Corporation.

    The Company believes that (i) the ability of healthcare providers utilizing the Company's Web site to interactively prepare claims on the Internet and receive real time edits prior to claim submission, (ii) the ease and availability of Company-provided training over the Internet, (iii) the minimal software and processing power required for providers to utilize the Company's proprietary software, and (iv) the ability to add incremental services, such as patient statements, eligibility verification, electronic remittance advices and data modeling, through the same browser interface and Web site as the Company's claims processing services are significant advantages of the Company's electronic claims transmission services over other currently available services. The Company believes that the improved claims processing procedure will result in a sharply reduced average number of outstanding accounts receivable days, thereby improving the provider's working capital. The Company believes that the services offered by its competitors are generally based on legacy mainframe technology, proprietary networks, and proprietary file formats, which limit the ability of those competitors to offer interactive Internet-based processing services on an economical basis. In addition, competitors' services generally require extensive formal training, the installation of substantial software on each healthcare provider's computer, and significant processing power.


ELECTRONIC CLAIMS PROCESSING MARKET


    The healthcare electronic claims processing market, including dental claims, is estimated by HDM, an industry publication, to include over 4.0 billion healthcare claim and HMO encounter form (the HMO equivalent of a claim) submissions in 1997. HDM has forecasted such market to grow at the rate of approximately 7% per annum through the year 2000 and has determined that, of the current total claim volume, approximately 1.6 billion claims or more are submitted on paper forms. Currently, electronic claims processing is used to process approximately 38% of all medical outpatient claims and 13% of all dental claims. The Company believes that, as a result of the low penetration of electronic claims processing among healthcare providers and dentists, such market presents an attractive opportunity for the Company to offer a low-cost effective service. The Company intends to focus its marketing efforts on outpatient claims, including claims of clinics, hospitals, physicians, dentists, and other outpatient service providers, as the Company believes they are the underserved segments of the market.

    The Company believes that the least developed market segment for electronic claims processing is the dental community. Due to the lower average number of claims submitted by dental practitioners compared to medical providers, current claims processing systems used in the dental market result in a high cost per claim for dentists. Initially, the Company intends to devote substantial efforts to enroll dentists and install the Company's healthcare transaction processing software. An estimated 30,000 dental practices have computer resources for Internet access.

    The number of non-electronic paper claims transactions in the HMO market is increasing rapidly and the Company believes that another underserved segment of the outpatient claims processing market is HMO claims. Currently there is no formal transmission document standard. Therefore, the Company believes that the opportunity exists for the Company to utilize its claims processing configuration to make available a document scanning service using hypertext markup language ("HTML"). This will enable the Company to convert an encounter form into a document that appears identical to the printed version, yet is designed to reconfigure the data entered and presents it in a format that conforms to a payor's specific requirements.

    Healthcare claims are generally processed by clearinghouses using a similar operating structure to that which exists in the credit card industry. A merchant that accepts a credit card for payment does not send payment requests directly to the bank that issued the card, but sends the payment request to a clearinghouse. The payment request is processed and transmitted to the appropriate bank. Healthcare claim clearinghouses accept, sort, process, edit, and then forward the claims to the appropriate payors, either electronically or on paper. The major healthcare clearinghouses operate in a mainframe computer environment. This operating configuration is both expensive and time consuming due to the source code changes required to continuously process claims correctly to meet payor requirements. In contrast, the Company's healthcare transaction processing software system on the Internet is designed to operate in an open client-server configuration. This operating alternative can offer the provider a method of bypassing the clearinghouse and communicating directly with the payor in a rapid, accurate, and cost-effective manner. The Company believes that if the industry evolves toward direct payor submission of claims, the Company's software will be able to offer efficient access to payors to its healthcare provider customers.

BUSINESS STRATEGY


    The Company's business strategy is: (i) to aggressively market electronic claims processing services to outpatient healthcare providers, including clinics, hospitals, physicians, HMOs, third party administrators, dentists, and other outpatient service providers; (ii) to expand the services offered by the Company to include additional transaction processing functions, such as eligibility for benefit coverage, HMO encounter forms, and practice management functions (e.g., CPT code analysis, fee schedule analysis, etc.) in order to diversify sources of revenue; (iii) to acquire and integrate electronic claims processing companies that enable the Company to accelerate its entry into the inpatient hospital claims market; (iv) to offer new customers initial and ongoing American Airlines-Registered Trademark- AAdvantage-Registered Trademark-mileage rewards relative to the commercial insurance claims submitted; and (v) to license its claims processing technology for other applications, including stand-alone purposes, Internet systems, private label use, and OEMs. There can be no assurance that any of the Company's business strategies will succeed or that any of its business objectives will be met with any success. See "Business--General" and "Business--Healthcare Transaction Processing Software and Security."


    EXPANDED MARKETING EFFORTS

    To date, the Company has engaged in limited marketing efforts. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, the Company's products and services. The Company intends to utilize a portion of the proceeds from this offering to upgrade its marketing services to include advertising on the Internet and an expanded sales staff, targeted e-mail and mail campaigns, and participation in major trade shows.

    The Company is also actively seeking partners for alliances and joint ventures, including managed care companies, Internet service and information providers, traditional healthcare information systems providers, and major payors, seeking solutions to the costly handling of paper claims. In February 1998, the

Company entered into a development and marketing agreement with Millbrook, a Microsoft Solution Provider, to be the default claims processing, statement, and remittance advice vendor for all healthcare provider customers of Millbook. The processing solution offered by the Company pursuant to such agreement is tightly integrated through distinctive software controls allowing automatic updates within each provider's practice management system.


    In April 1998, the Company signed an agreement with IAMS to provide services to 3,000 IAMS customers providing physician billing services. The Company and IAMS will jointly market the program through training programs, newsletters, and a fee reduction for new customers utilizing the IAMS standard software.


    In September 1998, the Company entered into an agreement with Electronic Data Interchange Services, a department of BCLA, to provide claim processing services to BCLA network providers. Under the terms of the agreement, the Company and BCLA will jointly promote the Company's services to the 9,600 network providers of BCLA through Web site links, BCLA network communication resources, educational seminars, telemarketing, and direct mail campaigns.


    In September 1998, the Company entered into a group purchasing agreement with Provider Select, Inc., an affiliate of Premier, the nation's largest alliance of hospitals and health care organizations. Under the terms of the agreement, the Company will provide claim processing, patient statements, eligibility verification, and other services to participating members of Premier.


    The Company believes that there are opportunities for joint marketing with banks, insurance companies, and pharmaceutical companies that desire online interfacing with healthcare providers. There can be no assurance that the Company will secure any alliances or joint venture relations, or if it does, that such alliances or joint ventures relationships will be profitable.

    On each of the Company's Internet and Extranet Web pages, there is space reserved for advertisers. The Company intends to sell the space to quality advertisers desiring to target healthcare providers.

    EXPANSION OF ONLINE SERVICES

    Following this offering, the Company intends to develop and offer other service offerings to increase its revenue per client. The targeted services will include eligibility for benefit coverage, HMO encounter forms, practice management functions (e.g., CPT code analysis, fee schedule analysis, etc.), batched claims delivery, and statistical data processing as it relates to claim payments from insurance companies.

    IDENTIFICATION OF POTENTIAL STRATEGIC ACQUISITIONS

    The Company is seeking opportunities to capitalize on the fragmented nature of the healthcare electronic claims processing market through the acquisition of regional "wholesale" claims processing companies or software companies complementing the Company's current services. Acquisitions would be targeted which allow the Company to enter the hospital inpatient healthcare claims processing marketplace rapidly and would permit the Company to implement its Internet based healthcare transaction processing software solution in such marketplace. There is currently no agreement, plan or arrangement with respect to any such acquisition, and there can be no assurance that the Company's management will be able identify suitable acquisition candidates, and if such candidates are located, that the Company will be able to consummate any such transaction.

    Notwithstanding the foregoing, investors should be aware that the Company's future plans are subject to a number of variables outside its control, such as the availability of suitable acquisition candidates, the availability of sufficient management resources, the continued growth of Internet commerce, and the continued acceptance of the Internet as a suitable medium of transmission for healthcare claims, and there can be no assurance that the Company will be able to implement any or all of such plans, or that such plans, when and if implemented, will be successful.

    AIRLINE MILEAGE REWARD PROGRAM

    The Company has entered into an agreement with AMR Corporation to offer new healthcare provider customers initial and ongoing American Airline-Registered Trademark- AAdvantage-Registered Trademark- mileage rewards relative to the commercial insurance claims submitted for the year ending December 31, 1998.

    CONTINUING AND ENTERING LICENSING AGREEMENTS

    The Company acquired Medica in June 1997 and expects to continue to realize licensing revenues from existing license agreements entered into by Medica. The Company may also seek to offer a complete private label solution on the Internet to clearinghouses or payors seeking an internet solution to claims processing.

HEALTHCARE TRANSACTION PROCESSING SOFTWARE AND SECURITY

    The Company's healthcare transaction processing software is designed for in-patient, out-patient, and dental claims. The software is modular, providing valuable flexibility, and generally consists of the following components: (i) industry standard Web site management software; (ii) state-of-the-art commercial security and encryption software licensed by the Company from third parties, including Citrix; and (iii) core processing software developed by Medica which provides claims review, claims processing, hard-coding of claims, and a "table-based" software coding of claims variables. The expensive and time-consuming hard-coding routines required by traditional systems have been replaced by a user friendly system that is table-based. This permits payor-specific edits to meet the requirements of payors and avoids expensive onsite software changes. New edits can be input by Company personnel. Once healthcare providers connect to the Company's secure Web site, claims are edited on-line automatically, using a database containing more than 22,000 edit variables. The direct provider-payor connections offered by the Company's system are designed to allow for immediate billing data and information exchange when it becomes available from the payors. In the event that a particular payor cannot accept submission of claims electronically, the Company prints and mails hard copies of such claims to such payors and charges the provider therefor.

    During the initial application process, a new customer interacts with the Company's proprietary "Print Wizard," that downloads claim files from the provider's practice management system. When connecting to the Internet, the provider's browser encryption is automatically enabled at the client extranet site. The user must "log-in" through a secure firewall to reach the Company's healthcare transaction processing system. At this point, an additional level of encryption may be enabled automatically at the option of the healthcare provider, claims are extracted from the provider's PC, and editing begins. Only claims containing errors are identified for editing. Once claims are edited, they are queued with accurate claims for transmission to payors. Should a claim not be acceptable electronically by a payor, the claim is automatically printed and mailed by the payor gateways. Such mailing service is optional to the providers. To assure proper network operation and allow other revenue producing services, such as custom reports, eligibility inquiries, and decision support tools, all traffic is monitored through the Company's private application server and firewall.

    The Company's healthcare transaction processing software system is based upon a client-server computing model and includes a variety of different software applications. Individual applications work together to provide the extraction and encryption of claims from a provider's practice management system to the Company's Internet claims processing server, where editing and formatting occurs in a secure environment. The claims are then delivered to the payor gateway. The different software applications have either been purchased, licensed, or developed by the Company. In June 1997, the Company consummated the Medica Acquisition; Medica had licensed the core editing software to the Company.

    The Company's web site, claimsnet.com is structured into three sections:
"PUBLIC INTERNET," "CLIENT EXTRANET," and "PRIVATE INTRANET." The PUBLIC INTERNET site provides company background, product demonstrations, and customer enrollment forms. The CLIENT EXTRANET provides a secure individual customer area for private customer communication and encrypted claims transmission. Traditional claims clearinghouses that use regular phone and private data networks cannot provide this level of data security. The PRIVATE INTRANET site is designed for internal communications, web site operating reports, customer support, and reporting.

    With the exception of the commercial software, such as that provided by Citrix and Microsoft, the Company has either identified back-up sources for all the software used or, in the event of a business failure by the licensing vendor, the Company owns the source code.

TRAINING AND HARDWARE REQUIREMENTS

    The training for the various products and services offered by the Company is free and delivered online through the Client Extranet to the provider, seven days a week, 24 hours a day. The tutorial and other training documents are always available at the Company's Web home page (http://claimsnet.com). After an initial free period of unlimited service, the Company will charge users a fee for technical support comparable to those charged by other healthcare software vendors.

    No significant hardware investment by the customer is required in order to take advantage of the Company's services. The system requires the provider to use a 28,800 bps asynchronous modem and a PC with Windows 3.11 or Windows 95 or 98 operating system installed. An Internet Service Provider ("ISP"), such as AT&T Worldnet, MCI, and Physicians' Online, offers local telecommunication to the Internet. The Company's customers are responsible for obtaining and maintaining the ISP connection.

INTERNET/INTRANET

    The processing configuration used by the Company requires limited electronic claims processing software to reside at the level of the healthcare provider. All editing and formatting takes place at the Company's Internet application server site. This application was initially developed internally by AMF and acquired by the Company. From the standpoint of the user, the net effect is to have "the latest" software version and all format changes available instantly. The Company's healthcare transaction processing software has the effect of turning a provider's "old" or "outdated" hardware into a terminal capable of operating in a 32-bit Windows environment.

    The Company's processing does not take place on the Internet, but rather in an extranet configuration. The main advantage of this approach is to assure that the communication between the Company and a provider takes place in a highly-controlled, secure, and (because of the remote LAN software) encrypted environment. The dual encryption utilized by the Company occurs at the browser software and application server level. All processing and data storage occurs behind a firewall, providing secure and controlled access to all data.

CUSTOMERS

    The Company views its customers as both the healthcare providers submitting claims and the payors accepting claims.

    At the date hereof, the Company is processing claims for approximately 500 providers. The providers are geographically dispersed and represent a mix of physician specialties and dentists. Approximately 200 additional providers are in a "testing mode." This requires verification of each provider's claims format with proper payors. There are over 700 providers in various stages of submitting test claims through the Company's electronic claims processing system.

    The Company requires each healthcare provider using the Company's services to enter into a standard subscription agreement available on the home page of the Company's web site. This system allows the healthcare provider to access, complete, and return the subscription agreement on the Internet, thereby enabling the provider to immediately access the Company's services. Each subscription agreement provides (i) that the healthcare provider shall pay to the Company monthly a subscription fee (which fee the Company has determined to waive through at least December 31, 1998 for those which subscribed to the Company's services prior to January 1, 1998), and (ii) the nature of the services to be rendered by the Company and the terms and conditions under which the Company will render such services. Such contracts are terminable by the healthcare provider upon 30 days prior written notice. There can be no assurance that the Company will be able to charge and collect subscription fees after December 31, 1998 from those not currently paying such fees, or if charged, what the level of fees (individually or in the aggregate) will be.

    The Company also enters into agreements with the commercial medical and dental payors or regional clearinghouses to which the Company submits processed claims. Generally, such agreements provide for the payment of a fee per claim averaging approximately $.10 to paid to the Company once certain minimum volume requirements have been met. As a result of the varying submission requirements of many insurance and other plans within any payor, the Company treats each plan as a separate payor with its own particular requirements.

    In February 1998, the Company entered into a development and marketing agreement with Millbrook, a Microsoft solution provider, to be the default claims processing, statement, and remittance advice vendor for all healthcare provider customers of Millbrook. The processing solution offered by the Company pursuant to such agreement is tightly integrated through distinctive software controls allowing automatic updates within each provider's practice management system.

    In April 1998, the company signed an agreement with IAMS to provide services to 3,000 IAMS customers providing physician billing services. The Company and IAMS will jointly market the program through training programs, newsletters and fee reduction for new customers utilizing the IAMS standard software.

    In September 1998, the Company entered into an agreement with Electronic Data Interchange Services, a department of BCLA, to provide claim processing services to BCLA network providers. Under the terms of the agreement, the Company and BCLA will jointly promote the Company's services to the 9,600 network providers of BCLA through Web site links, BCLA network communication resources, educational seminars, telemarketing, and direct mail campaigns.

    In September 1998, the Company entered into a group purchasing agreement with Provider Select, Inc., an affiliate of Premier, the nation's largest alliance of hospitals and health care organizations. Under the terms of the agreement, the Company will provde claim processing, patient statements, eligibility verification, and other services to participating members of Premier.

INTELLECTUAL PROPERTY

    The Company regards its copyrights and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection, and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company intends to pursue the registration of its trademarks and service marks in the U.S., although the Company has been advised that trademark and service mark protection of its corporate name is not available. See "Risk Factors--Proprietary Rights; Absence of Patent Protection; Unavailability of Trademark and Service Mark Protection." The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand name is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the

Company's business, prospects, financial condition, and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress, and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. The Company has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently aware of any legal proceedings pending against it.

COMPETITION

    The segment of the industry in which the Company operates is dominated by several large companies such as Envoy/NEIC, Inc., HBO & Company, National Data Corporation, QuadraMed Corporation, Proxymed Corporation, and Healtheon, each of which operates a regional or national clearinghouse of medical and dental claims. In most cases, these companies have large existing capital and software investments and focus on large healthcare providers, such as hospitals and large clinics, or act as wholesale clearinghouses for smaller electronic claims processing companies. The Company estimates, based on information from various trade journals, that there are approximately 300 or more small independent electronic claims processing companies and clearing houses in addition to the aforementioned large competitors, which operate as local sub-clearinghouses for the processing of medical and dental claims.

    While the Company competes with all other providers of electronic claims processing services, it is not aware of any other companies that provide healthcare electronic claims processing services in the same manner as those provided by the Company and thus represent a direct competitor. The Company believes that its pricing structure and total cost is very competitive with other providers of electronic claims processing services. The Company further believes that existing competitors are constrained not only by capital investments and existing hardware/software configurations, but by existing customer agreements. Notwithstanding the foregoing, the Company anticipates that competition will arise in the processing of claims on the Internet. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.

    Certain segments of the medical and dental claims processing industry are not currently suited to the use of inpatient electronic claims processing. Among such segments are psychiatry and surgery, each of which requires substantial documentation in addition to the claim to be submitted. In these market segments, the Company believes that it is not currently able to compete with existing potential competitors and, accordingly, the Company has designed its business plan to address other market segments.

EMPLOYEES

    As of June 30, 1998, the total number of full-time employees of the Company was 28 persons, three of whom were executive officers, 18 of whom were technical personnel, four of whom were sales personnel, and three of whom were administrative personnel. Twelve of such employees were individuals whose services were theretofore obtained under the service agreement with AMF. Three of the remaining employees were obtained as a result of the Medica acquisition. None of the Company's employees are represented by a labor organization. The Company believes that its relations with its employees are satisfactory.

    Mr. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company, and Messrs. Bensen and Brown, Directors of the Company, also serve as Chairman of the Board of Directors, a Director and Senior Vice President, and a Director, respectively, of AMF. See "Certain Transactions."

    The ability of the Company to attract and retain highly skilled personnel is critical to the operations and expansion of the Company. To date, the Company has been able to attract and retain the personnel necessary for its limited operations. However, there can be no assurance that the Company will be able to do so in the future, particularly in light of the Company's expansion plans. If the Company is unable to attract and retain personnel with necessary skills when needed, its business and expansion plans could be materially adversely affected.

FACILITIES

    The Company currently leases 6,061 square feet of office space at the rate of $11,112 per month. Such offices are located at Suite 1515, 12801 North Central Expressway, Dallas, Texas 75243. The lease expired on September 30, 1998 and is currently month-to-month. The Company believes that, in the event alternative or larger offices are required, such space is available at competitive rates. See "Certain Transactions." For the Company's servers, the Company utilizes DIGEX Business Internet Solutions, including a nationwide DS-3 backbone, a substantial dedicated Web server management facility, and a 24 hour per day, 7 day per week Network Operations Center at a cost of $11,400 per month.

LEGAL MATTERS

    The Company is not currently party to any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages, and their positions held with the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Bo W. Lycke..........................................          52   Chairman of the Board of Directors, President, Chief
                                                                    Executive Officer, and Class I Director
Terry A. Lee.........................................          43   Executive Vice President of Marketing and Technology
                                                                    and Class II Director
Paul W. Miller.......................................          41   Vice President and Chief Financial Officer
Randall S. Lindner...................................          38   Vice President of Technology
Samuel A. Carrel.....................................          45   Vice President of Sales and Marketing
C. Kelly Campbell....................................          39   Vice President, Corporate Controller, and Secretary
Abbas R. Kafi........................................          45   Vice President of Information Systems
Ward L. Bensen.......................................          55   Class I Director
Robert H. Brown, Jr..................................          45   Class I Director
Sture Hedlund........................................          59   Class II Director
John C. Willems, III.................................          43   Class II Director

    Set forth below is certain information with respect to the executive officers and directors of the Company.

    BO W. LYCKE has served as the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company since its inception. In 1990, Mr. Lycke founded AMF for the purpose of financing and processing medical accounts receivable and, since such time, has served as the Chairman of the Board of Directors thereof. During the period from 1983 to 1990, Mr. Lycke was involved in a variety of entrepreneurial undertakings in the fields of satellite antenna manufacturing, precious metal scrap recovery, and independent radio programming production. He also has extensive experience as a director of several private companies and is currently on the board of Diagnostic Health Services, Inc., a public corporation. In 1972, Mr. Lycke founded, and from 1973 to 1983, was president and director, of Scanoil, Inc., a company engaged in domestic and international oil futures trading, as well as chartering and operating ocean-going oil tankers. From 1971 to 1983 Mr. Lycke also served as a President and director of various domestic operating subsidiaries of the Volvo Automotive/Beijer Group, the indirect owner of Scanoil, Inc.

    TERRY A. LEE has served as Executive Vice President of Marketing and Technology of the Company since September 1996 and has served as director of the Company since 1998. From October 1995 until September 1996, Mr. Lee served as a director of North American Sales and Marketing, Internetworking Product Group of Compaq Computer Corporation ("Compaq"). From January 1995 through December 1995, Mr. Lee served as Vice President of Sales of Networth, a network hardware manufacturer acquired by Compaq. From October 1988 to January 1995, Mr. Lee served as Director of Major Accounts, with Lotus Development Corporation, a software developer and marketer. From November 1983 to October 1988, Mr. Lee served as a district manager with CompuServe, Inc., an online service provider.

    PAUL W. MILLER is a Certified Public Accountant and served as Chief Financial Officer of the Company since November 1997. From September 1995 to October 1997, Mr. Miller served as Chief Financial Officer and Vice President of Quality Management Services for Sweetwater Health Enterprises, Inc., a NCQA accredited credentials verification organization and commercial software firm serving the managed health care industry. From April 1991 to May 1995, Mr. Miller served as Chief Financial Officer and Secretary of Quantra Corporation (formerly, Melson Technologies), an information systems company serving the commercial real estate industry. From January 1984 to February 1991, Mr. Miller held a variety of financial and operations management positions in the independent clinical laboratory industry with SmithKline Beecham Clinical Laboratories, Inc. and Nichols Institute Laboratories North Texas, Ltd. Mr. Miller began his career in 1978 in the audit division of Arthur Andersen & Company.

    RANDALL S. LINDNER serves as Vice President of Technology of the Company, coming to the Company as the former President of Medica, in connection with the Company's acquisition of Medica. Mr. Lindner has over nineteen years of software development and management experience, eight of which were dedicated to healthcare and electronic claims processing. Mr. Lindner founded Medica in May 1994, and under Mr. Lindner's presidency, Medica developed a fourth generation electronic claims processing and editing software, CyberClaim for Windows. From 1990 to April 1994, Mr. Lindner served as Director of Development after developing a MS-DOS claims processing and tracking system for Vision Software, Inc. From 1987 to 1990, Mr. Lindner served as Systems Director of Neilson Media Research, a division of Dun & Bradstreet, and assumed responsibility for management and development of products for the over 300 clients using over 35 different operating systems. From 1986 to 1987, Mr. Lindner was a member of CIS, Inc., a company that developed one of the first electronic claims processing systems for the hospital market and healthcare industry.

    SAMUEL A. CARREL has served as Vice President of Sales and Marketing of the Company since January, 1998. Mr. Carrel has over 15 years of experience in the healthcare industry. From June 1996 to December 1997, Mr. Carrel served as Vice President of Corporate Accounts at Henry Schein Inc. From April 1989 to April 1996, he held a variety of corporate and account sales management positions with McKesson General Medical Corp., formerly General Medical Corporation ("General Medical"). While at General Medical, Mr. Carrel served as National Sales Manager/Acute Care Specialty Sales before accepting the position of Director of Integrated Healthcare Systems. Prior experience includes positions with Boston Scientific Corporation and McGraw Laboratories.

    C. KELLY CAMPBELL has served as Vice President and Corporate Controller, as well as Secretary, of the Company and in other positions with the Company since April 1996. Mr. Campbell served as the Chief Financial Officer of AMF from September 1994 until May 1998. From September 1988 to September 1994, Mr. Campbell was President of Campbell Rojas & Associates, Inc., which provided consulting services for the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, banks, and other companies. From July 1984 to September 1988, he served as Vice President and Controller for Turtle Creek National Bank in Dallas, Texas. Mr. Campbell began his career in 1980 in the audit division of KPMG Peat Marwick.

    ABBAS R. KAFI has served as the Vice President of Information Systems of the Company since July 1998. Mr. Kafi has over 17 years of software development and information systems management experience. From August 1996 to July 1998 Mr. Kafi served as Senior Director, Business Systems Development and Operations for Citizens Communications, Inc. in Dallas, Texas, where he was responsible for supporting 1.2 million customers nationwide. From September 1995 to August 1996, Mr. Kafi served as Executive Director of Information Technology for PrimeCo Personal Communications, L.P. ("Primeco"), Dallas, Texas, during its start up period. At PrimeCo, Mr. Kafi was responsible for designing, developing, and implementing a state of the art client/server environment capable of supporting
4.0 million subscribers nationwide. Mr. Kafi's prior experience includes software development and management positions with Value-Added Communication, USDATA Corporation, Harris Corporation, and American Micro Products.

    WARD L. BENSEN has been a director of the Company since April 1996. Since 1990, he has served as a director of AMF. Since June 1994, he served as Senior Vice President of AMF where he is primarily responsible for its marketing efforts in the western United States and receivables acquisitions nationwide. From March 1993 until September 1993, Mr. Bensen was Vice President of Investment, and marketed investment programs for both Prudential Securities and Shearson Lehman Brothers, and, from 1991 to 1993, provided specialized investment banking services as a partner of John Casey and Associates, a contract wholesale securities marketing firm. From 1984 to 1991, he served as Division Vice President for Jones International Securities and prior thereto, held various positions with Shearson American Express, The Safeco Insurance Co. and Procter and Gamble.

    ROBERT H. BROWN, JR. has served as a director of the Company since April 1996 and had been a director of AMF since 1990. Since 1990, Mr. Brown has been employed by Dain Rauscher, Inc., a Dallas-based full service regional investment banking and brokerage firm which is a New York Stock Exchange member, where he is currently Executive Vice President. Mr. Brown was Senior Vice President of TM Capital Corporation during 1989. From 1985 to 1989, Mr. Brown was a Vice President of Thompson McKinnon Securities, where he was responsible for all corporate finance activities in the southwestern United States.

    STURE HEDLUND has served as a director of the Company since 1998. Since January 1987, Mr. Hedlund has also served as Chairman of the Board of Directors of Scandinavian Merchant Group AB, a Swedish corporation engaged in venture capital investing. Since 1993, Mr. Hedlund has been a director of Medical Invest Svenska AB ("Medical Invest"), a public company engaged in the business of medical technology, and has been a director of Ortivus Medical AB, a company engaged in the manufacture of heart monitoring devices and a subsidiary of Medical Invest.

    JOHN C. WILLEMS, III has served as a director of the Company since 1998 and has been legal counsel to the Company since April 1996. Since September 1993, Mr. Willems has been an attorney with the law firm of McKinley, Ringer & Zeiger, PC, in Dallas, Texas, practicing in the area of business law. From January 1992 to August 1993, Mr. Willems was an attorney in the law firm of Settle & Pou, PC, also located in Dallas, Texas.

    The Board of Directors is divided into two classes with each class consisting of, as nearly as possible, one-half of the total number of directors constituting the entire Board of Directors. The Board of Directors currently consists of three members in Class I and three members in Class II. Class I currently consists of Messrs. Lycke, Bensen, and Brown, the terms of which expire at the 2000 meeting of stockholders. Class II currently consists of Messrs. Lee, Hedlund, and Willems, the terms of which expire at the 1999 meeting of stockholders. After the initial term, each Class is elected for a term of two years. At each annual meeting of stockholders, directors are elected to succeed those in the Class the term of which expires at that annual meeting, such newly elected directors to hold office until the second succeeding annual meeting and the election and qualification of their respective successors.

    Officers are elected annually by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships among the Company's directors and executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

    On April 5, 1997, the Board of Directors created a Compensation Committee, which is comprised of Messrs. Lycke, Bensen, and Brown. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, the 1997 Plan and (ii) the authority to review all compensation matters relating to the Company.

    On April 5, 1997, the Board also created an Audit Committee, which is comprised of Messrs. Lycke, Bensen, and Brown. The Audit Committee is responsible for reviewing the plans and results of the audit engagement with the independent auditors; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full Board of Directors.

EXECUTIVE COMPENSATION


    The following table sets forth certain information with respect to compensation paid to, or accrued by the Company for, Bo W. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company, for the period from April 8, 1996 (inception) through December 31, 1997 and for Terry A. Lee, the Executive Vice President of Marketing and Technology of the Company, for the period from October 1, 1996 (date of hire) through December 31, 1997.


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                 ANNUAL COMPENSATION
            NAME AND PRINCIPAL POSITION                SALARY           BONUS             OTHER ANNUAL COMPENSATION
---------------------------------------------------  ----------  --------------------  -------------------------------
Bo W. Lycke........................................  $   67,915           --                         --
  Chairman of the Board of Directors, President,
  and Chief Executive Officer
Terry A. Lee(1)....................................  $  151,171       $  153,500                     --
  Executive Vice President of Marketing and
  Technology

------------------------


(1) Terry A. Lee's annual compensation bonus consisted, in part, of Common Stock valued at $78,500. See "Management-- Employment Agreements."


DIRECTOR COMPENSATION

    During the year ended December 31, 1997, directors received no compensation for their services other than reimbursement of expenses relating to attending meetings of the Board of Directors.

    DIRECTORS' STOCK OPTION PLAN

    In April 1998, the Company adopted the Directors' Plan to tie the compensation of outside directors to future potential growth in the Company's earnings, if any, and to provide such directors and encourage them to remain on the Board of Directors of the Company, to provide outside directors with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, and to join the interests of the outside directors through the opportunity for increased stock ownership, with the interests of the Company's stockholders. Only "Non-Employee Directors," as defined in Rule 16b-3(b)(3) under the Exchange Act (an "outside director"), shall be eligible to receive options under the Directors' Plan.


    Upon the closing of this offering, options exercisable for an aggregate of 50,000 shares of Common Stock shall have been granted under the Director's Plan. All options that are granted will be non-statutory stock options for purposes of tax treatment under the Internal Revenue Code 1986, as amended (the "Code"). Stock options granted under the Directors' Plan will give the option holder the right to purchase Common Stock at a price (the "Option Exercise Price") fixed in the stock option agreement executed by the option holder and the Company at the time of grant. The Option Exercise Price will not be less than the fair market value of a share of the authorized and issued Common Stock on the date the option is granted.



    The period for exercising an option will begin on the first anniversary of the date of grant and generally will end ten years from the date the option is granted. Fifty percent of any options granted under the Director's Plan become "vested" in the option holder on the first anniversary of the date of grant with the remainder vesting on the second anniversary of the date of grant. During the period an option is exercisable, the option holder may pay the purchase price for the share subject to the option in cash, except the stockholder may, under certain circumstances, permit such payment to be by surrender of shares of Common Stock (at their then fair market value on the date of exercise), or by a combination of cash and shares.

    An aggregate of 100,000 shares of Common Stock are reserved for issuance to participants under the Directors' Plan. In the event of any changes in the Common Stock by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations, or other exchanges or shares and the like, appropriate adjustments will be made by the Board of Directors to the number of shares of Common Stock available for issuance under the Directors' Plan, the number of shares subject to outstanding options, and/ or the exercise price per share of outstanding options, as necessary substantially to preserve option holders' economics interests in their options.

    No shares will be issued under the Directors' Plan until full payment therefor has been made to the Company. A holder of an option will have none of the rights of a stockholder (e.g., voting, dividend, and other ownership rights) until the shares are issued to him or her.

    Shares subject to an option which remain unpurchased at the expiration, termination, or cancellation of an option will again be available for use under the Directors' Plan, but shares surrendered as payment for an option, as described above will not again be available for use under the Directors' Plan.

    Options awarded under the Directors' Plan are not transferable or assignable, except by will or by the laws of descent and distribution. During an option holder's lifetime, options may be exercised only by the option holder and may not be transferred or assigned or encumbered by a lien or other security interest. The Directors' Plan is administered by an administrator who is the Secretary of the Corporation or such other person designated by the Board of Directors of the Corporation.

    The Board of Directors has the right at any time and from time to time to amend, modify, or discontinue the Directors' Plan. However, no such amendment, modification, or discontinuance will revoke or alter the terms of any valid option previously granted in accordance with the Directors' Plan without the consent of the holder of the option unless necessary to bring the option into compliance with applicable law. Also, no action of the Board of Directors may, without approval by the affirmative vote of a majority of the votes of stockholders cast at a meeting at which a quorum is present, (i) increase the maximum number of shares of Common Stock subject to the Directors' Plan, (ii) materially increases the benefits accruing to participants under the Directors' Plan, (iii) materially modify the requirements for eligibility under the Directors' Plan. Unless earlier terminated, the Directors' Plan will terminate on December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a Compensation Committee during the period from April 8, 1996 (inception) through April 4, 1997. Messrs. Lycke and Bensen, officers of the Company during such period, participated in deliberations of the Company's Board of Directors concerning executive officer compensation. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

EMPLOYMENT AGREEMENTS

    In April 1997, the Company entered into an employment agreement with Mr. Lycke providing that, commencing on the effective date of the Registration Statement relating to this offering, and expiring on December 31, 2002, Mr. Lycke will serve as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company at a base salary equal to $250,000, increasing by 5% per annum (subject to increase by the Board of Directors), and such bonuses as may be determined by the Board of Directors. In addition, Mr. Lycke will receive use of a company-owned automobile or an automobile allowance. In the event of a Change in Control of the Company (as defined in such agreement), all options previously granted to Mr. Lycke which remain unvested will automatically vest immediately. Upon a termination of Mr. Lycke's employment following a Change in Control, unless Mr. Lycke voluntarily terminates his employment for other than certain listed reasons, the Company is required to pay Mr. Lycke a lump sum severance payment equal to one-half his then current annual salary. In addition, if Mr. Lycke's employment is terminated (i) upon his death, (ii) by the Company due to disability, (iii) by the Company without cause, or (iv) by Mr. Lycke voluntarily upon the Company's default or unremedied Adverse Change in Duties (as defined in such agreement), then the Company is required to pay Mr. Lycke a lump sum severance payment equal to his then current annual salary. Mr. Lycke may terminate his employment at any time upon at least 30 days written notice to the Company. Upon the termination of such agreement, Mr. Lycke is subject to certain non-compete, non-disturbance, and non-interference provisions for a period of one year.


    In September 1996, the Company entered into an employment agreement, as amended as of March 26, 1997 and March 1998, with Mr. Lee, Executive Vice President of Marketing and Technology of the Company, providing that, commencing on such date and terminating on the second anniversary thereof, Mr. Lee will devote his full business time and efforts to the Company for a base salary per annum of $125,000 plus bonus for achieving certain designated milestones. In addition and pursuant to such agreement, Mr. Lee was issued 41,586 shares of Common Stock on March 26, 1997. Mr. Lee is also entitled to participate in insurance and other benefit plans established by the Company for the employees thereof. Generally, upon the termination of Mr. Lee's employment for cause, Mr. Lee shall be restricted from competing with the Company for a period of six months thereafter. In the event Mr. Lee is terminated without cause or for certain other reasons at the discretion of the Company, Mr. Lee shall be entitled to receive $40,000 in consideration of the termination of his employment and shall be restricted from competing with the Company for a period of six months thereafter. In January 1998, Mr. Lee was granted an option to purchase 97,893 previously issued shares of Common Stock at a price of $4.33 per share from three stockholders of the Company. See "Principal Stockholders."


    In connection with the Medica Acquisition, the Company entered into an employment agreement with Mr. Lindner, the Vice President of Technology of the Company, providing that, commencing on June 2, 1997 and terminating on the third anniversary thereof, Mr. Lindner will devote his full business time and efforts to the Company for a base salary per annum of $100,000 plus bonuses for achieving certain designated milestones. In addition, pursuant to the Medica acquisition, Mr. Lindner was issued 74,957 shares of Common Stock on June 2, 1997. Mr. Lindner is also entitled to participate in insurance and other benefit plans established by the Company for the employees thereof. Generally, upon the termination of Mr. Lindner's employment for cause, he shall be restricted from competing with the Company for a period of one year thereafter. In the event Mr. Lindner is terminated without cause or for certain other reasons at the discretion of the Company, Mr. Lindner shall be entitled to receive between $20,000 and $30,000 in consideration of the termination of his employment. Mr. Lindner has been granted an option under the 1997 Plan to purchase 108,900 shares of Common Stock at an exercise price per share equal to the initial public offering price per Share in this offering.

1997 STOCK OPTION PLAN


    On April 5, 1997, the Board of Directors of the Company and stockholders of the Company authorized adoption of the 1997 Plan. The 1997 Plan, as amended, provides for the grant of options to purchase up to 500,000 shares of Common Stock to employees, officers, directors, and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of the Company.


    The 1997 Plan will be administered by "disinterested members" of the Board of Directors or the Compensation Committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the 1997 Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the Board of Directors. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

    Options under the 1997 Plan must be issued within ten years from the effective date of the 1997 Plan. The effective date of the 1997 Plan is April 5, 1997. Incentive stock options granted under the 1997 Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five year terms. Options granted under the 1997 Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's options, such optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1997 Plan.

    To date, options to purchase an aggregate of 150,000 shares of Common Stock have been granted under the 1997 Plan. In addition, the Company intends to grant to, among others, certain employees of the Company, approximately 250,000 additional options under the 1997 Plan upon the consummation of this offering.

DIRECTORS' LIMITATION OF LIABILITY

    The Company's Certificate of Incorporation and By-Laws include provisions to
(a) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances under which indemnification is otherwise discretionary and (b) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit). The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    The Company has applied for directors and officers liability insurance in an amount of not less than $2 million, provided, however, that, pursuant to the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Company shall not be required to pay more than $50,000 per year in order to maintain such insurance and if such insurance is not available at such cost, the Company shall purchase that amount of insurance which is available at a cost of $50,000 per year.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date hereof, (i) each person who is known by the Company to be the owner of record or beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and each executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) the number of shares of Common Stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                               SHARES BENEFICIALLY OWNED(1)
                                                                  -------------------------------------------------------
NAME AND ADDRESS                                                                      PERCENT PRIOR TO     PERCENT AFTER
OF BENEFICIAL OWNER                                               NUMBER OF SHARES        OFFERING           OFFERING
----------------------------------------------------------------  -----------------  -------------------  ---------------
Bo W. Lycke (2) (3) (7) (8).....................................       1,459,580               44.9%              30.7%
Terry A. Lee (2) (7)............................................         139,479                4.3                2.9
Paul W. Miller (2)..............................................               0                  0                  0
Randall S. Lindner (2) (6)......................................          74,957                2.3                1.6
Samuel A. Carrel (2)............................................              --                  0                  0
C. Kelly Campbell (2)...........................................              --                  0                  0
Abbas R. Kafi (2)...............................................              --                  0                  0
Ward L. Bensen (2) (3) (4)......................................         517,224               15.9               10.9
Robert H. Brown, Jr. (2) (3) (5)................................         620,731               19.1               13.1
Sture Hedlund (2) (9)...........................................           8,317                  *                  *
John C. Willems, III (2) (9)....................................           8,317                  *                  *
American Medical Finance, Inc. .................................         342,127               10.5                7.2
  12801 N. Central Expressway
  Suite 1515
  Dallas, Texas 75243
Otto Candies, Inc...............................................         250,174                7.7                5.3
  17271 U.S. Hwy. 90
  Des Allemends, LA 70030
All directors and executive officers of the Company as a group
(10 persons) (2) (3) (4) (5) (9)................................       2,046,459               63.0               43.1

------------------------------

*   Less than one percent.

(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

(2) The address of the referenced individual is c/o Claimsnet.com inc., 12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243.

(3) Includes 342,127 shares of Common Stock owned of record by AMF, 14,643 shares of which are subject to an option agreement with Terry A. Lee, as described in footnote (7). Mr. Lycke serves as the Chairman of the Board of Directors of AMF. Messrs. Lycke, Bensen, and Brown are stockholders of AMF owning 70.1%, 11.2%, and 17.7% of the outstanding capital stock of AMF, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of Common Stock owned by AMF.

(4) Consists of 175,097 shares of Common Stock owned of record by Mr. Bensen and 342,127 shares of Common Stock owned of record by AMF. See footnote (3), above. Excludes options granted under the Directors' Plan exercisable for an aggregate of 50,000 shares of Common Stock, 25,000 shares of Common Stock in the case of Ward L. Bensen, which options are not exercisable within 60 days of the date hereof.

(5) Consists of 278,604 shares of Common Stock owned of record by Mr. Brown, 16,614 shares of which are subject to an option agreement with Terry A. Lee, as described in footnote (7), and 342,127 shares of Common Stock owned of record by AMF. See footnote (3), above. Excludes options granted under the Directors' Plan exercisable for an aggregate of 50,000 shares of Common Stock, 10,000 shares of Common Stock in the case of Robert H. Brown, which options are not exercisable within 60 days of the date hereof.

(6) Does not include 2,939 shares of Common Stock owned of record by Mr. Lindner's wife, as to which shares Mr. Lindner disclaims beneficial ownership. Does not include 108,900 options granted to Mr. Lindner pursuant to the 1997 Plan.

(7) Includes an option, granted by Bo Lycke, Robert H. Brown, Jr. and American Medical Finance, Inc. to Terry A. Lee to purchase 97,893 shares of Common Stock at an exercise price of $4.33 per share.

(8) Consists of 1,117,453 shares of Common Stock owned of record by Mr. Lycke, 66,636 shares of which are subject to an option agreement with Terry A. Lee, as described in footnote (7), and 342,127 shares of Common Stock owned of record by AMF. See footnote (3) above.

(9) Excludes options granted under the Directors' Plan exercisable for an aggregate of 50,000 shares of Common Stock, 10,000 shares of Common Stock in the case of Mr. Hedlund and 5,000 shares of Common Stock in the case of Mr. Willems, which options in each case are not exercisable within 60 days of the date hereof.

                              CERTAIN TRANSACTIONS

    AMF is the record owner of 342,127 shares of Common Stock, representing 10.5% of the outstanding Common Stock prior to this offering and 7.2% of the outstanding Common Stock following this offering. Bo W. Lycke, the Chairman of the Board of Directors, President, and Chief Executive Officer of the Company, is the Chairman of the Board of Directors of AMF. Mr. Lycke, Ward L. Bensen and Robert H. Brown, Jr., directors of the Company, are all stockholders of AMF, owning 70.1%, 11.2%, and 17.7% of the outstanding capital stock of AMF, respectively. See "Principal Stockholders." Such individuals will devote minimal time to winding up the business and affairs of AMF for approximately three months following this offering.

    On July 31, 1996, the Company acquired all of the Internet software, licenses, intellectual property rights, and technology developed by an affiliated company, AMF, in exchange for a promissory note in the amount of $3,740,000. On September 19, 1997, AMF reduced the principal amount of the AMF Note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of the AMF Note to the capital of the Company. The AMF Note accrues interest at the rate of 9.50% per annum and is collateralized by all of the Internet software, intellectual property rights, internet technology and technology rights of the Company, including software development costs. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such obligation.


    In connection with such acquisition, AMF and the Company entered into the Service Agreement in which AMF provides staff and office support services to the Company and for which the Company was billed monthly. Such agreement was canceled by the Company effective April 1, 1997. The Company believes that the cost of the services provided by AMF was comparable to, or lower than, available alternatives. Commencing April 1, 1997, the Company established its own payroll and personnel/management structure and assumed direct responsibility for all of its support services. No material effect on the relationship with employees is expected.


    From April 1996 until August 1997, the Company subleased 4,000 square feet of office space from AMF, on a month-to-month basis, at the rate of $4,000 per month.

    Upon the consummation of the acquisition transaction with AMF, AMF agreed to provide the Company with a credit line of up to $2,000,000 to facilitate additional development of the Company's services and technology. During June 1998, AMF purchased nine units of the Company's then pending 1998 Bridge Financing, each unit consisting of 10,729 shares of common stock, for an aggregate of 96,563 shares. As consideration for the purchase, AMF cancelled $450,000 of the principal balance then outstanding under the credit line. At June 30, 1998, advances under such line of credit were approximately $866,000. Such line of credit accrues interest at the rate of 9.50% per annum and is secured by all of the assets of the Company. The Company intends to utilize a portion of the net proceeds of this offering to satisfy such obligation.

    All future transactions between the Company and its officers, directors, and 5% stockholders will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested directors of the Company.

    For a description of employment agreements between the Company and the executive officers thereof, see "Management--Employment Agreements."

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company is authorized by its Certificate of Incorporation to issue an aggregate of 40,000,000 shares of Common Stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1997, 2,789,583 shares of Common Stock were outstanding and held of record by 26 stockholders.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully-paid, and nonassessable. In the event the Company were to elect to sell additional shares of Common Stock following this Offering, investors in this Offering would have no prior right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of Common Stock (subject to the rights of the holders of the preferred stock) can elect all of the Company's directors, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board is empowered to fill any vacancies on the Board, except vacancies caused by an increase in the number of directors, which are filled by the stockholders. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of Common Stock) is present in person or proxy.

PREFERRED STOCK

    Preferred stock may be issued in one or more series and having such rights, privileges, and limitations, including voting rights, conversion privileges, and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred stock may be issued in the future in connection with acquisitions, financings, or such other matters as the Board of Directors deems appropriate. In the event that any such shares of preferred stock are to be issued, a Certificate of Designation, setting forth the series of such preferred stock and the rights, privileges, and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that the Company's Board of Directors alone, and subject to, federal securities laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the Common Stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

ANTI-TAKEOVER PROVISIONS

    Upon consummation of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or an associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and the shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporations outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from coverage of Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such certificate of incorporation amendment or bylaw shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its certificate of incorporation or bylaws.

REGULATION OF THE INTRODUCTION OF BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS

    The Company's By-laws include provisions which regulate the submission by persons other than the Board of Directors of matters to a vote of stockholders. Generally, at an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice for such meeting, who shall be entitled to vote at such annual meeting and who complies with the notice procedures set forth in the By-laws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to, and received at, the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the annual meeting, regardless of any postponement, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the stockholder meeting, except in accordance with the procedures set forth in the By-laws. The chairman of the meeting, as determined in accordance with the By-Laws, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and, in accordance with the provisions of these By-Laws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the foregoing.

QUOTATION ON NASDAQ SMALLCAP MARKET AND BOSTON STOCK EXCHANGE


    The Company has applied to include the Common Stock for quotation on the Nasdaq SmallCap Market under the symbol "CLNT" and has applied for listing of the Common Stock on the Boston Stock Exchange under the symbol "CLA." No assurance can be given that an active trading market for the Common Stock will develop or be sustained or at what price the Common Stock will trade.


TRANSFER AGENT; WARRANT AGENT

    The Company's Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 4,750,000 shares of Common Stock outstanding (4,975,000 shares of Common Stock outstanding if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,500,000 Shares offered hereby (1,725,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without further registration under the Securities Act. All officers and directors of the Company, current stockholders, and option holders under the 1997 Plan have agreed not to sell, or otherwise dispose of any securities of the Company for a period of 18 months from the date of this offering without the Representative's prior written consent.

    All of the presently outstanding 3,250,000 shares of Common Stock are "restricted securities" within the meaning of Rule 144 of the Securities Act and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned such shares of Common Stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

    Prior to this offering, there has been no public market for the Company's securities. Following this offering, the Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the Representative's Warrants or the outstanding options under the 1997 Plan or the Director's Plan could materially adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

    The Company has agreed to register the 883,681 shares of Common Stock issued in the Private Placement for resale commencing 18 months from the date of this Prospectus.

    In addition, pursuant to the terms of the Medica Acquisition, the Company granted "piggy-back" registration rights with respect to the 107,292 shares of Common Stock issued in connection therewith. Such shares of Common Stock shall be included in any registration of Common Stock which occurs after this offering, subject to certain restrictions.

    Up to 150,000 additional shares of Common Stock may be purchased by the Representative during the period commencing on the first anniversary of the date of this Prospectus and terminating on the fifth anniversary of the date of this Prospectus through the exercise of the Representative's Warrants. Any and all securities purchased upon the exercise of the Representative's Warrants may be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrants. See "Underwriting."

                                  UNDERWRITING


    Subject to the terms and conditions contained in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for which Strasbourger Pearson Tulcin Wolff Incorporated is acting as Representative, has severally, and not jointly, agreed, to purchase the number of Shares offered hereby set forth opposite their respective names below.


                                                                                     NUMBER
NAME                                                                               OF SHARES
---------------------------------------------------------------------------------  ----------
Strasbourger Pearson Tulcin Wolff Incorporated...................................
                                                                                   ----------
    Total........................................................................   1,500,000


    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement (as defined herein), to which reference is hereby made. The Underwriting Agreement provides that the obligation of the Underwriters to purchase the Shares is subject to certain conditions. The Underwriters shall be obligated to purchase all of the Shares (other than those covered by the Underwriters' over-allotment option described below), if any are purchased.


    The Representative has advised the Company that the Underwriters propose to offer the Shares to the public at the initial public offering price set forth on the cover page of this Prospectus and that they may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), and to certain foreign dealers, concessions not in excess of $
per Share, of which amount a sum not in excess of $         per Share may in
turn be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the Representative.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed to pay to the Representative an expense allowance, on a non-accountable basis, equal to 3% of the gross proceeds derived from the sale of 1,500,000 Shares offered hereby (or 1,725,000 Shares if the Underwriters' over-allotment option is exercised in full). The Company paid an advance on such allowances in the amount of $50,000. The Company has also agreed to pay certain of the Representative's expenses in connection with this offering, including expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Representative may designate and the placement of tombstone advertisements.

    In connection with this offering, the Company has granted the Representative the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of the Company's Board of Directors. This designee has the right to notice of all meetings of the Board of Directors and to receive reimbursement for all out-of-pocket expenses incurred in attending such meetings. In addition, such designee will be entitled to indemnification to the same extent as the Company's directors.

    The Company has agreed to retain the Representative as financial consultants for a period of two years to commence on the closing of this offering at an aggregate fee of $150,000, $100,000 of which shall be payable at the closing of this offering and the remainder of which shall be due on the first anniversary of such closing. Pursuant to this agreement, the Representative shall provide advisory services related to mergers and acquisitions activity, corporate finance and other matters.

    The Representative has advised the Company that the Underwriters do not intend to confirm sales of the Shares offered hereby to any account over which they exercise discretionary authority.

    The Company, its officers, directors, and stockholders, as well as the holders of options under the Plan, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of Common Stock, securities of the Company convertible into, or exercisable or exchangeable for, shares of Common Stock, or shares of Common Stock received upon conversion, exercise, or exchange of such securities, to the public without the prior written consent of the Representative for a period of 18 months from the date of this Prospectus.

    Prior to this offering, there has been no public trading market for the Common Stock. The initial public offering price for the Shares will be determined by arms-length negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Among the factors to be considered in such negotiations will be prevailing market conditions, the history and prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its capital structure, and such other factors deemed relevant.

    The Company has also granted to the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase at the public offering price per share, less the underwriting discounts and commissions, up to an aggregate of 225,000 shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of Shares. Purchases of shares of Common Stock upon exercise of the over-allotment option will result in the realization of additional compensation by the Underwriters.

    In connection with this offering, the Company has agreed to sell to the Representative, individually and not as Representative of the several Underwriters, at the price of $.001 per warrant, the Representative's Warrants to purchase an aggregate of 150,000 shares of Common Stock. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus at an exercise price per share (the "Exercise Price") equal to 110% of the public offering price per share. The Representative's Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of the Prospectus, except to members of the selling group and to officers and partners of the Representative and members of the selling group. The Representative's Warrants contain anti-dilution provisions providing for adjustments of the Exercise Price and number of shares issuable on exercise of the Representative's Warrants, upon the occurrence of certain events, including stock dividends, stock splits, and recapitalizations. The holders of the Representative's Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to shares of Common Stock underlying the Representative's Warrants, unless the Representative's Warrants shall have been exercised.

    A new registration statement or post-effective amendment to the Registration Statement will be required to be filed and declared effective before distribution to the public of the Representative's Warrants and the Warrant Shares. The Company has agreed, on one occasion during the period beginning one year after the date of this Prospectus and ending four years thereafter, if requested by the holders of a majority of the Representative's Warrants or Warrant Shares, to make all necessary filings to permit a public offering of the Representative's Warrants and Warrant Shares and to use its best efforts to cause such filing to become effective under the Securities Act and to remain effective for at least 12 months, at the Company's sole expense. In addition, the Company has agreed to give advance notice to holders of the Representative's Warrants and Warrant Shares of its intention to file a registration statement, and in such case, holders of the Representative's Warrants and the Warrant Shares shall have the right to require the Company to include the Warrant Shares in such registration statement at the Company's expense (subject to certain limitations).

    During and after this offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in this offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions of that such transactions, once commenced, will not be discontinued at any time.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Brock Silverstein McAuliffe LLC, New York, New York. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, New York, New York. Brock Silverstein McAuliffe LLC renders legal services to the Representative in connection with matters other than this offering and owns beneficially and of record an aggregate of 20,793 shares of Common Stock.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of December 31, 1996 and for the period from April 8, 1996 (inception) to December 31, 1996 and as of December 31, 1997 and for the year then ended, and the financial statements of Medica Systems, Inc. as of December 31, 1996 and 1995 and for the years then ended, and the period from May 1, 1994 to December 31, 1994 included in this Prospectus and the Registration Statement have been audited by King Griffin & Adamson P.C., Dallas, Texas, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form S-1 (the "Registration Statement"), including amendments thereto, under the Exchange Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549 or at certain of the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). Following approval of the Common Stock for quotation on the Nasdaq SmallCap-Registered Trademark- Market, reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Following approval of the Common Stock for listing on the Boston Stock Exchange, reports and other information concerning the Company may be inspected at the offices of such exchange located at One Boston Place, Boston, Massachusetts 02108.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Statement of Operations for the year ended December 31, 1997....................................         F-3

Unaudited Statement of Operations for the six month period ended June 30, 1998............................         F-4

CLAIMSNET.COM INC.

    Report of Independent Certified Public Accountants....................................................         F-5

    Financial Statements

        Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (Unaudited).....................         F-6

        Statements of Operations for the period from April 8, 1996 (inception) to December 31, 1996, the
       year ended December 31, 1997, and the six month periods ended June 30, 1997 and 1998 (Unaudited)...         F-7

        Statements of Changes in Stockholders' Deficit for the period from April 8, 1996 (inception) to
       December 31, 1996, the year ended December 31, 1997, and the six month period ended June 30, 1998
       (Unaudited)........................................................................................         F-8

        Statements of Cash Flows for the period from April 8, 1996 (inception) to December 31, 1996, the
       year ended December 31, 1997, and the six month periods ended June 30, 1997 and 1998 (Unaudited)...         F-9

        Notes to Financial Statements for the period from April 8, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six month periods ended June 30, 1997 and 1998
       (Unaudited)........................................................................................        F-11

MEDICA SYSTEMS, INC.

    Report of Independent Certified Public Accountants....................................................        F-19

    Financial Statements

        Balance Sheets as of December 31, 1996 and 1995...................................................        F-20

        Statements of Operations for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-21

        Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1996 and
       1995 and the period from May 1, 1994 (inception) to December 31, 1994..............................        F-22

        Statements of Cash Flows for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-23

        Notes to Financial Statements for the years ended December 31, 1996 and 1995
        and the period from May 1, 1994 (inception) to December 31, 1994..................................        F-24

        Unaudited Balance Sheet as of March 31, 1997......................................................        F-27

        Unaudited Statement of Operations for the three months ended March 31, 1997.......................        F-28

        Unaudited Statement of Cash Flows for the three months ended March 31, 1997.......................        F-29

        Notes to Unaudited Financial Statements as of March 31, 1997......................................        F-30

                               CLAIMSNET.COM INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    Effective June 2, 1997, Claimsnet.com inc. ("Claimsnet" or "Company") completed an acquisition of Medica Systems, Inc. ("Medica"). The historical financial statements prior to the acquisition transaction are those of Claimsnet.

    For accounting purposes, the acquisition of Medica is accounted for using the purchase method of accounting. See Note C to the Consolidated Financial Statements for a more complete discussion.

    The unaudited pro forma statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 reflect the acquisition as if the transaction were consummated on January 1, 1997, and the intended use of proceeds from the proposed initial public offering.

    The unaudited pro forma statements are not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined entities. The unaudited pro forma statements of operations should be read in conjunction with the separate historical financial statements of the Company and Medica and related notes appearing elsewhere in this registration statement.

                               CLAIMSNET.COM INC.
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                        (A)
                                                                       MEDICA
                                                      HISTORICAL      SYSTEMS,     PRO FORMA     PRO FORMA
                                                         1997           INC.      ADJUSTMENTS      1997
                                                     -------------  ------------  -----------  -------------
REVENUES                                             $      81,712   $  325,944    $      --   $     407,656
                                                     -------------  ------------  -----------  -------------
OPERATING EXPENSES
  Depreciation and amortization....................        402,835        1,594      123,425(C)       527,854
  Other............................................      2,111,455      275,318      221,501(B)     2,608,274
                                                     -------------  ------------  -----------  -------------
    Total operating expenses.......................      2,514,290      276,912      344,926       3,136,128
INTEREST EXPENSE--affiliate........................       (389,548)          --      389,548(D)            --
INTEREST INCOME....................................         40,817           --           --          40,817
                                                     -------------  ------------  -----------  -------------
NET INCOME (LOSS) BEFORE TAXES.....................     (2,781,309)      49,032       44,622      (2,687,655)
INCOME TAXES.......................................             --           --           --              --
                                                     -------------  ------------  -----------  -------------
NET LOSS...........................................  $  (2,781,309)  $   49,032    $  44,622   $  (2,687,655)
                                                     -------------  ------------  -----------  -------------
                                                     -------------  ------------  -----------  -------------
LOSS PER WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (basic and diluted)..............................  $       (1.09)                            $       (0.66)
                                                     -------------                             -------------
                                                     -------------                             -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (basic
  and diluted).....................................      2,555,886                                 4,055,886
                                                     -------------                             -------------
                                                     -------------                             -------------

------------------------

(A) To reflect the operations of Medica Systems, Inc. prior to its acquisition on June 2, 1997.

(B) To reflect contractual salary increases, assuming the offering had been completed on January 1, 1997.

(C) To reflect the amortization of software costs, assuming the Company had acquired Medica Systems, Inc. on January 1, 1997.

(D) To reflect the reduction in interest expense resulting from the debt reduction in accordance with the use of proceeds from the offering.

                               CLAIMSNET.COM INC.
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      SIX MONTH PERIOD ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                                        PRO FORMA
                                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                        -------------  -----------  -------------
REVENUES..............................................................  $      70,839   $  --       $      70,839
                                                                        -------------  -----------  -------------

OPERATING EXPENSES
  Depreciation and amortization.......................................        352,998      --             352,998
  Other...............................................................      1,355,452      71,000(B)     1,426,452
                                                                        -------------  -----------  -------------
    Total operating expenses..........................................      1,708,450      71,000       1,779,450

INTEREST EXPENSE--affiliate...........................................       (144,831)    144,831(A)      --

INTEREST INCOME.......................................................          3,363      --               3,363
                                                                        -------------  -----------  -------------

NET INCOME (LOSS) BEFORE TAXES........................................     (1,779,079)     73,831      (1,705,248)

INCOME TAXES..........................................................       --            --            --
                                                                        -------------  -----------  -------------

NET LOSS..............................................................  $  (1,779,079)  $  73,831   $  (1,705,248)
                                                                        -------------  -----------  -------------
                                                                        -------------  -----------  -------------

LOSS PER WEIGHTED AVERAGE
  COMMON SHARES OUTSTANDING (basic and diluted).......................  $       (0.63)              $       (0.39)
                                                                        -------------               -------------
                                                                        -------------               -------------

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING (basic and diluted)..............................      2,844,889                   4,344,889
                                                                        -------------               -------------
                                                                        -------------               -------------

------------------------

(A) To reflect the reduction in interest expense resulting from the debt reduction in accordance with the use of proceeds from the offering.

(B) To reflect contractual salary increases, assuming the offering had been completed on January 1, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    After the change in common stock from no par value to a par value of $0.001 per share concurrently with the reincorporation of the Company in the State of Delaware, the 1 for 2.796116505 reverse stock split of the common stock, and completion of the private placement, as discussed in Note L to the Claimsnet.com inc. consolidated financial statements are effected, we expect to be in a position to render the following audit report.

                                          KING GRIFFIN & ADAMSON P.C.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Claimsnet.com inc.
(formerly American NET Claims, Inc.)

    We have audited the accompanying consolidated balance sheets of Claimsnet.com inc. (formerly American NET Claims, Inc.) and subsidiary as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997 and the period from April 8, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Claimsnet.com inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period from April 8, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          KING GRIFFIN & ADAMSON P.C.

Dallas, Texas
February 21, 1998, except for Note L for which the date is          .

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                ----------------------   JUNE 30,
                                                                                   1996        1997        1998
                                                                                ----------  ----------  -----------
                                                                                                        (UNAUDITED)
                                          ASSETS
CURRENT ASSETS
  Cash........................................................................  $   15,659  $  394,913   $  73,639
  Accounts receivable net of allowance for doubtful accounts of $10,000.......      --          13,240      43,141
  Employee receivable.........................................................      --           3,000       3,900
  Prepaid assets..............................................................      --           8,176         358
                                                                                ----------  ----------  -----------
    Total current assets......................................................      15,659     419,329     121,038
                                                                                ----------  ----------  -----------
FIXED ASSETS
  Computer hardware and software..............................................      29,135     184,971     217,578
  Furniture and fixtures......................................................      --           3,519       7,416
  Office equipment............................................................      --          24,694      24,694
                                                                                ----------  ----------  -----------
                                                                                    29,135     213,184     249,688
  Accumulated depreciation and amortization...................................      --         (18,620)    (42,349)
                                                                                ----------  ----------  -----------
    Total fixed assets........................................................      29,135     194,564     207,339
                                                                                ----------  ----------  -----------
OTHER ASSETS
  Software development costs net of accumulated amortization of $398,535 and
    $727,804 at December 31, 1997 and June 30, 1998, respectively.............     831,869   1,524,001   1,194,732
  Note receivable from employee...............................................      --          --          25,000
  Deferred offering costs.....................................................     101,669      36,703     146,907
                                                                                ----------  ----------  -----------
    Total other assets........................................................     933,538   1,560,704   1,366,639
                                                                                ----------  ----------  -----------
TOTAL ASSETS..................................................................  $  978,332  $2,174,597   $1,695,016
                                                                                ----------  ----------  -----------
                                                                                ----------  ----------  -----------
                          LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable............................................................  $   --      $   98,278   $  80,585
  Accrued expenses............................................................      --         159,849     162,406
  Contingent payable..........................................................      --         125,000     125,000
                                                                                ----------  ----------  -----------
    Total current liabilities.................................................      --         383,127     367,991
                                                                                ----------  ----------  -----------
LONG-TERM LIABILITIES
  Line of credit--affiliate...................................................     510,250     695,650     866,013
  Note payable--affiliate.....................................................   3,740,000   2,000,000   2,000,000
  Notes payable...............................................................      --         225,000     225,000
  Accrued interest--affiliate.................................................     158,123     547,670     691,941
                                                                                ----------  ----------  -----------
    Total long-term liabilities...............................................   4,408,373   3,468,320   3,782,954
                                                                                ----------  ----------  -----------
TOTAL LIABILITIES.............................................................   4,408,373   3,851,447   4,150,945
                                                                                ----------  ----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes A, C, D, H, I, J and L)
STOCKHOLDERS' DEFICIT
  Preferred stock--$.001 par value; 4,000,000 shares authorized; no shares issued or outstanding.....................................................
  Common stock--$.001 par value; 40,000,000 shares authorized; 2,120,879 shares issued and outstanding at December 31, 1996, 2,789,583 shares issued and outstanding at December 31, 1997 and 3,004,167 shares issued
    and outstanding at June 30, 1998..........................................       2,121       2,790       3,004
  Additional paid-in capital..................................................  (3,125,121)  1,407,710   2,407,496
  Accumulated deficit.........................................................    (306,041) (3,087,350) (4,866,429)
                                                                                ----------  ----------  -----------
                                                                                (3,429,041) (1,676,850) (2,455,929)
  Less note receivable for shares.............................................      (1,000)     --          --
                                                                                ----------  ----------  -----------
TOTAL STOCKHOLDERS' DEFICIT...................................................  (3,430,041) (1,676,850) (2,455,929)
                                                                                ----------  ----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT...................................  $  978,332  $2,174,597   $1,695,016
                                                                                ----------  ----------  -----------
                                                                                ----------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996,

                   THE YEAR ENDED DECEMBER 31, 1997, AND THE

           SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                        PERIOD ENDED    YEAR ENDED     SIX MONTHS ENDED JUNE 30,
                                                        DECEMBER 31,   DECEMBER 31,   ----------------------------
                                                            1996           1997           1997           1998
                                                        -------------  -------------  -------------  -------------
                                                                                       (UANUDITED)    (UNAUDITED)

REVENUES..............................................  $    --        $      81,712  $      52,976  $      70,839
COST OF REVENUES......................................       --              250,889         31,169        316,118
                                                        -------------  -------------  -------------  -------------
GROSS LOSS............................................       --             (169,177)        21,807       (245,279)
                                                        -------------  -------------  -------------  -------------
OPERATING EXPENSES
  Research and development............................       --              461,245         64,797        286,038
  Software amortization...............................       --              402,835         87,466        339,436
  Selling, general and administrative.................        147,918      1,399,321        678,006        766,858
                                                        -------------  -------------  -------------  -------------
LOSS FROM OPERATIONS..................................       (147,918)    (2,432,578)      (808,462)    (1,637,611)
                                                        -------------  -------------  -------------  -------------
OTHER INCOME (EXPENSE)
  Interest expense--affiliate.........................       (158,123)      (389,548)      (240,964)      (144,831)
  Interest income.....................................       --               40,817         12,460          3,363
                                                        -------------  -------------  -------------  -------------
    Total Other Income (Expense)......................       (158,123)      (348,731)      (228,504)      (141,468)
                                                        -------------  -------------  -------------  -------------
NET LOSS..............................................  $    (306,041) $  (2,781,309) $  (1,036,966) $  (1,779,079)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
BASIC LOSS PER SHARE..................................  $       (0.15) $       (1.09) $       (0.45) $       (0.63)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
DILUTED LOSS PER SHARE................................  $       (0.15) $       (1.09) $       (0.45) $       (0.63)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Basic and
  diluted)............................................      2,108,651      2,555,886      2,318,314      2,844,889
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

          PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996,

                   THE YEAR ENDED DECEMBER 31, 1997, AND THE

           SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)


                                                                            ADDITIONAL
                                                  NUMBER OF     COMMON        PAID-IN        NOTE       ACCUMULATED
                                                    SHARES       STOCK        CAPITAL     RECEIVABLE      DEFICIT
                                                  ----------  -----------  -------------  -----------  -------------
April 8, 1996--Issuance of common stock at
  inception.....................................   2,100,086   $   2,100   $      (1,100)  $  --       $    --
Issuance of common stock for note...............      20,793          21             979      (1,000)       --
Deemed distribution related to purchase of asset
  from affiliate (Note H).......................      --          --          (3,125,000)     --            --
Net loss for 1996...............................      --          --            --            --            (306,041)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at December 31, 1996...................   2,120,879       2,121      (3,125,121)     (1,000)       (306,041)
                                                  ----------  -----------  -------------  -----------  -------------
Issuance of stock for compensation..............      41,586          42          78,458      --            --
Issuance of stock for cash pursuant to PPM......     519,826         520       2,249,480      --            --
Issuance of stock related to the purchase of
  Medica........................................     107,292         107         464,893      --            --
Net loss for the six months ended June 30,
  1997..........................................      --          --            --            --          (1,036,966)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at June 30, 1997 (unaudited)...........   2,789,583       2,790        (332,290)     (1,000)     (1,343,007)
                                                  ----------  -----------  -------------  -----------  -------------
AMF capital contribution........................      --          --           1,740,000       1,000        --
Net loss for the six month period from July 1,
  1997 through December 31, 1997................      --          --            --            --          (1,744,343)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at December 31, 1997...................   2,789,583       2,790       1,407,710      --          (3,087,350)
                                                  ----------  -----------  -------------  -----------  -------------
Issuance of stock for cash pursuant to private
  placement.....................................     118,021         118         549,882      --            --
Issuance of stock for debt conversion pursuant
  to private placement..........................      96,563          96         449,904      --            --
Net loss for the six months ended June 30,
  1998..........................................      --          --            --            --          (1,779,079)
                                                  ----------  -----------  -------------  -----------  -------------
Balances at June 30, 1998 (unaudited)...........   3,004,167   $   3,004   $   2,407,496   $  --       $  (4,866,429)
                                                  ----------  -----------  -------------  -----------  -------------
                                                  ----------  -----------  -------------  -----------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996,
                   THE YEAR ENDED DECEMBER 31, 1997, AND THE
           SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                                                              SIX MONTHS
                                                        PERIOD ENDED   YEAR ENDED           ENDED JUNE 30,
                                                        DECEMBER 31,  DECEMBER 31,   ----------------------------
                                                            1996          1997           1997           1998
                                                        ------------  -------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss..............................................   $ (306,041)  $  (2,781,309) $  (1,036,966) $  (1,779,079)
Adjustments to reconcile net loss to net cash used by
  operating activities
    Depreciation and amortization.....................       --             417,155         90,549        352,998
    Common stock issued for compensation..............       --              78,500         78,500       --
    Allowance for doubtful accounts...................       --              10,000       --             --
    Offering costs written off........................       --             101,669        101,669       --
    Changes in assets and liabilities net of effects
      of acquisition:
      (Increase) decrease in accounts receivable and
        employee receivable...........................       --              93,069        (31,532)       (30,801)
      (Increase) decrease in prepaid expenses.........       --             (10,988)        (5,379)         7,818
      Increase (decrease) in accounts payable and
        other current liabilities.....................       --             118,776        176,648        (15,136)
      Increase in accrued interest....................      158,123         389,549        240,964        144,271
                                                        ------------  -------------  -------------  -------------
    Net cash used by operating activities.............     (147,918)     (1,583,579)      (385,547)    (1,319,929)
                                                        ------------  -------------  -------------  -------------
CASH FLOWS USED IN INVESTING ACTIVITIES
Cash in acquired subsidiary...........................       --              15,664         15,664       --
Cash paid to acquire subsidiary.......................       --            (100,000)      (100,000)      --
Purchases of property and equipment...................      (29,135)       (159,355)       (12,769)       (36,504)
Software development costs............................     (216,869)       (193,173)      (193,173)      --
                                                        ------------  -------------  -------------  -------------
    Net cash used in investing activities.............     (246,004)       (436,864)      (290,278)       (36,504)
                                                        ------------  -------------  -------------  -------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Increase in line of credit--affiliate.................      510,250         185,400        299,636        620,363
Issuance of employee note receivable..................       --            --             --              (25,000)
Payments for deferred offering costs..................     (101,669)        (36,703)        (7,650)      (110,204)
Proceeds from common stock issuances..................        1,000       2,251,000      2,251,000        550,000
                                                        ------------  -------------  -------------  -------------
    Net cash provided by financing activities.........      409,581       2,399,697      2,542,986      1,035,159
                                                        ------------  -------------  -------------  -------------
NET INCREASE IN CASH..................................       15,659         379,254      1,867,161       (321,274)
Cash--beginning balance...............................       --              15,659         15,659        394,913
                                                        ------------  -------------  -------------  -------------
Cash--ending balance..................................   $   15,659   $     394,913  $   1,882,820  $      73,639
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

          PERIOD FROM APRIL 8, 1996 (INCEPTION) TO DECEMBER 31, 1996,
                   THE YEAR ENDED DECEMBER 31, 1997, AND THE
           SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED)

                                                                                              SIX MONTHS
                                                        PERIOD ENDED   YEAR ENDED           ENDED JUNE 30,
                                                        DECEMBER 31,  DECEMBER 31,   ----------------------------
                                                            1996          1997           1997           1998
                                                        ------------  -------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Purchase of asset from affiliate--net.................   $  615,000   $    --        $    --        $    --
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Common stock issued for compensation..................   $   --       $      78,500  $      78,500  $    --
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Common stock issued for acquisition of subsidiary.....   $   --       $     465,000  $     465,000  $    --
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Other liabilities incurred for acquisition of
  subsidiary..........................................   $   --       $      57,798  $      57,798  $    --
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Conversion of portion of note payable--affiliate to
  equity..............................................   $   --       $   1,740,000  $    --        $    --
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Conversion of portion of line of credit--affiliate to
  equity..............................................   $   --       $    --        $    --        $     450,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE A--ORGANIZATION AND BACKGROUND

    Claimsnet.com inc. ("Claimsnet.com" or the "Company") was incorporated in the state of Texas on April 8, 1996 as American Net Claims, Inc. Effective February 3, 1997, the Company assumed the name Claimsnet.com in the state of Texas. The Company was formed for the purpose of completing the development of and marketing software used for processing medical insurance claims on the Internet.

    On July 31, 1996, the Company acquired all the Internet software, licenses, intellectual property rights and technology developed by an affiliated company, American Medical Finance, Inc. ("AMF"). AMF is affiliated through common stockholders, and as a stockholder of the Company. On June 2, 1997, the Company acquired Medica Systems, Inc., which owned the CyberClaim software source code previously licensed to the Company for use in conjunction with the software purchased from AMF. (See Note C) The acquisition was completed through a merger with a newly created, wholly-owned subsidiary, ANC Holdings, Inc. which is the surviving corporation in the merger.

    The Company has generated losses of $2,781,309, $306,041 and $1,779,079 during the year ended December 31, 1997, the period from its inception (April 8, 1996) to December 31, 1996, and the six months ended June 30, 1998, respectively. During these same periods, the Company used cash in its operations of $1,583,579, $147,918 and $1,319,929, respectively. Through the date of this report, the Company has generated minimal revenues and has relied on private equity placement proceeds and financing from an affiliate to fund its operations and development activities. At December 31, 1997 and June 30, 1998 liabilities significantly exceed assets.

    During the second and third quarters of 1998, the Company completed a $2,475,000 private equity placement for which the Company received net proceeds of $2,025,000 cash and conversion of $450,000 of debt outstanding under a line of credit agreement (see Note D). In order to make the investment necessary to expand its business and to meet its cash flow requirements, the Company plans to raise additional capital. The Company is in the process of completing an initial public offering ("Offering") to raise net proceeds of approximately $8,735,000 (excluding underwriters overallotment options), although no assurance can be given that such offering will be successful. In addition, as discussed in Note C, the contingent payable of $125,000 and notes payable of $225,000 due to the prior shareholders of Medica are due only after the successful completion of an initial public offering. Based on the above and managements belief that additional equity and debt financing can be raised, management believes that the Company has the ability to continue its business through December 31, 1998.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

SOFTWARE

    Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," provides for the capitalization of certain costs related to development of

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) computer software products. Gross internally developed capitalized software costs at December 31, 1997 and June 30, 1998 totaled $395,322. Capitalized computer software costs include direct labor, labor-related overhead costs and interest. The software will be amortized over its expected useful life of 3 years after it is placed in service. Amortization expense related to developed software since the product was introduced in 1997 totaled $398,535 and $329,269 for the year ended December 31, 1997 and the six months ended June 30, 1998 respectively. Management periodically evaluates the recoverability, valuation, and amortization of capitalized software cost. As part of this review, management considers the undiscounted projected future net earnings. If the undiscounted future net earnings is less than the stated value, software costs will be written down to fair value.

REVENUE

    Revenue is recognized at the point at which the processing of an insurance claim is completed.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the depreciable assets which range from the three to seven years. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. Depreciation and amortization related to fixed assets totaled $18,620 and $23,729 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

DEFERRED OFFERING COSTS

    Deferred offering costs are capitalized and will be recorded as a reduction to stockholders' equity upon completion of the Company's Offering or expensed if the Offering is unsuccessful.

CONSOLIDATION

    The accompanying financial statements include the amounts of Claimsnet.com inc. and its subsidiary from the date of acquisition. All material intercompany accounts and transactions from that date have been eliminated in consolidation.

INCOME TAXES

    The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOSS PER SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share", in 1997, which requires the disclosure of basic and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and common stock equivalents outstanding for the period. The Company has no common stock equivalents or dilutive securities outstanding. As such, diluted and primary loss per share is identical. Net loss per share has been stated for all periods presented in accordance with SFAS No. 128.

USE OF ESTIMATES AND ASSUMPTIONS

    Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued two new statements: SFAS No. 130, "Reporting Comprehensive Income," which requires enterprises to report, by major component and in total, all changes in equity from nonowner sources; and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for a public company's operating segments and related disclosures about its products, services, geographic areas, and major customers. Both statements are effective for the Company's fiscal year ended December 31, 1998, with earlier application permitted. The effect of adoption of these statements, if any, will be limited to the form and content of the Company's disclosures and will not impact the Company's results of operations or financial position.


    In March 1998, the AICPA issued Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, to be effective for fiscal years beginning after December 15, 1998. The statement establishes the criteria for capitalizing and expensing costs incurred for such development activities, measuring and recognizing impairment, and amortization of capitalized costs. The Company is reviewing the effect, if any, of the adoption of this pronouncement.


RECLASSIFICATION

    Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

NOTE C--MEDICA SYSTEMS, INC. ACQUISITION

    On June 2, 1997, the Company completed the acquisition of Medica Systems, Inc. ("Medica"), giving the Company ownership of the underlying source code of a software program which processes medical insurance claims. The software was previously licensed from Medica under a software licensing agreement. The transaction was accounted for as a purchase. The Company received all of the outstanding stock of Medica in exchange for a purchase price of $972,798 which consisted of $100,000 cash at closing, 107,292

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE C--MEDICA SYSTEMS, INC. ACQUISITION (CONTINUED)

shares of the Company's common stock, a contingent cash payment of $125,000 due within 60 days of closing an initial public offering, a note for $225,000 due one year from the closing of an initial public offering, and 50% of the amounts collected relating to the accounts receivable of Medica existing on the closing date. The fair value of the common stock given as consideration in the transaction totaled $465,000 or $4.33 per share. The Company collected $115,595 of Medica's outstanding receivables at the closing date and has included $57,797 (50%) as a part of the purchase price. The contingent cash and notes payable have been recorded as a part of the purchase price as they were determinable at the date of closing. The fair value of assets and liabilities acquired consisted of:


Software development costs........................................  $ 911,741
Accounts receivable, net..........................................    115,595
Fixed assets......................................................     24,694
Other current assets..............................................      2,319
Current liabilities...............................................    (81,551)
                                                                    ---------
                                                                    $ 972,798
                                                                    ---------
                                                                    ---------

    Unaudited pro forma financial information for the years ended December 31, 1996 and 1997 as though the acquisition had occurred on January 1, 1996 is as follows:

                                                                        1996          1997
                                                                    ------------  ------------
Revenues..........................................................  $    395,396  $    407,656
                                                                    ------------  ------------
                                                                    ------------  ------------
Net loss..........................................................  $    670,982  $  2,687,655
                                                                    ------------  ------------
                                                                    ------------  ------------
Net loss per common share (basic and diluted).....................  $      (0.29) $      (0.97)
                                                                    ------------  ------------
                                                                    ------------  ------------
Weighted average common shares outstanding (basic and diluted)....     2,305,073     2,769,872
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE D--LINE OF CREDIT AND NOTES PAYABLE

    The Company has a line of credit facility with AMF of up to $2,000,000. At December 31, 1997 and 1996, and June 30, 1998, advances under the line of credit were $695,650, $510,250 and $866,013, respectively. The line of credit bears interest at 9.50%, is due on October 1, 1999, and is collaterized by all of the assets of the Company, other than that collateral specified by note payable to AMF below.

    The Company has a note payable to AMF of $2,000,000 at December 31, 1997 and June 30, 1998 and $3,740,000 at December 31, 1996 (see Note H). The note bears interest at 9.5%, is due on October 1, 1999, and is collaterized by all Internet software and technology of the Company including software development costs.

    Accrued interest at December 31, 1997 and 1996 and June 30, 1998, under the note and line of credit with AMF totaled $547,670, $158,123 and $691,941, respectively, and is due on October 1, 1999.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE D--LINE OF CREDIT AND NOTES PAYABLE (CONTINUED)
    Notes payable at December 31, 1997 and June 30, 1998 relate to debt incurred in conjunction with the purchase of Medica (see Note C). The notes are unsecured, due one year from the completion of an initial public offering, and bear interest at 8% which will begin to accrue once the Offering is completed.

NOTE E--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate.

    The note payable and the line of credit (both amounts are fixed rate debt) have a carrying amount of $2,695,650 and $2,866,013 at December 31, 1997 and June 30, 1998, respectively, and a fair value of approximately the same amount. The fair value of the Company's fixed rate debt has been estimated based upon relative changes in the Company's variable borrowing rates since origination of the fixed rate debt.

NOTE F--CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments subject to credit risk consist primarily of cash deposits which are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts. At December 31, 1997, such uninsured amounts totaled approximately $343,000 which are at risk in the event that the financial institutions are unable to continue business. To minimize this risk, the Company places its cash and cash equivalents with high credit quality financial institutions.

    For the year ended December 31, 1997, one customer acquired as part of the Medica Acquisition generated revenue of $51,011, representing 62% of the Company's total revenue for the year. The Company has subsequently cancelled its contract with this customer. The $10,000 allowance for doubtful accounts at December 31, 1997 and June 30, 1998 is related to this customer.

NOTE G--INCOME TAXES

    Deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                                            1996         1997
                                                                                         ----------  -------------
Current deferred tax asset.............................................................          --  $       3,697
Non-current deferred tax asset.........................................................     150,730      1,289,723
Non-current deferred tax liability.....................................................     (37,587)      (136,490)
Valuation allowance....................................................................    (113,143)    (1,156,930)
                                                                                         ----------  -------------
Net non-current deferred taxes.........................................................  $   --      $    --
                                                                                         ----------  -------------
                                                                                         ----------  -------------

    The non-current deferred tax liability results from deferred offering costs deducted for income tax purposes and deferred for financial reporting purposes. The non-current deferred tax asset results from the net operating loss generated by the Company. The net deferred tax asset has a 100% valuation allowance recorded against it due to the uncertainty of generating future taxable income.

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE G--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate differed from the Federal statutory rate of 34% as follows:

                                                                                           1996          1997
                                                                                        -----------  -------------
Statutory rate of 34% applied to net loss.............................................  $   104,054  $     945,645
Permanent difference..................................................................      --              14,289
State income taxes, net of federal tax effect.........................................      --              83,853
Change in valuation allowance.........................................................     (104,054)    (1,043,787)
                                                                                        -----------  -------------
                                                                                        $   --       $    --
                                                                                        -----------  -------------
                                                                                        -----------  -------------

    At December 31, 1997, the Company has a net operating loss carryforward of approximately $3,490,000 which begins to expire in 2011.

NOTE H--RELATED PARTY TRANSACTIONS

    On July 31, 1996, the Company purchased software, licenses, intellectual property rights and technology from AMF. As the software was purchased from a related entity, the asset was recorded by the Company at the basis (in accordance with Generally Accepted Accounting Principles) of AMF. Accordingly, the asset was recorded at $615,000 with a corresponding note payable to AMF of $3,740,000. The difference between the recorded cost of the asset and the note payable of $3,125,000 is reflected as a contra to additional paid-in capital (a deemed distribution). The asset was recorded at the net book value per the affiliates records.

    On September 23, 1997, AMF agreed to reduce its note receivable from the Company by $1,740,000. The reduction in the note was recorded as a capital contribution by AMF and effectively reduces the $3,125,000 contra to paid-in capital described above.

    The Company has a note payable and a line of credit facility with AMF (see Note D).

    Certain of the Company's expenses were paid by AMF and represent costs such as rent, printing and office supplies. All such expenses were accounted for as increases in the line of credit and comprise a significant portion of the increase in 1997 and 1996.

    The relationship with AMF could result in operating results or financial position significantly different from that which would have been obtained if the entities were autonomous.

NOTE I--STOCKHOLDERS' DEFICIT

    During 1997, the Company raised $2,250,000 in gross proceeds under a private placement memorandum which closed on May 7, 1997. The Company sold 45 units, each unit consisting of 12,016 shares of common stock at $50,000 per unit, which totaled 540,735 shares.

    On May 15, 1997, the Board of Directors authorized a 2.325577789 for 1 split in common shares and an increase in authorized common shares to 40,000,000. In
addition, as discussed in Note J, on          the Board authorized a 1 for
2.796116505 reverse split in common shares and the change in common stock from no par value to a par value of $0.001 per share concurrent with the reincorporation of the Company in the state of Delaware. The financial statements, including all references to the number of shares of

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE I--STOCKHOLDERS' DEFICIT (CONTINUED) common stock and all per share information, have been adjusted on a retroactive basis to reflect these equity transactions.

NOTE J--COMMITMENTS AND CONTINGENCIES

    The Company has entered into employment agreements with several key employees. The agreements generally provide for an annual base salary, incentive compensation and termination provisions. Certain of the provisions are contingent upon the completion of an initial public offering. The agreements are for terms ranging from two to five years. The minimum commitments under the agreements are set forth in the following table.


                                                                                  CONTINGENT
                                                                   COMMITMENTS    COMMITMENTS
                                                                  -------------  -------------
1998............................................................   $   268,750    $   156,250
1999............................................................       175,000        250,000
2000............................................................        72,917        250,000
2001............................................................       --             250,000
2002............................................................       --             250,000


    Compensation expense of $78,500 related to common stock issued under these agreements is included in the statement of operations for the year ended December 31, 1997.

    In December 1997, the Company entered into an agreement with American Airlines, Inc. (AA) to allow the Company to purchase miles in the AAdvantage Incentive Miles (AAIM) program for the purpose of rewarding new customers of the Company. In January 1998 the Company extended an offer to new providers who enroll with the Company before June 30, 1998 and who submit 1,000 commercial insurance claims by December 31, 1998 with a one-time reward of 10,000 AAIM miles. A similar reward of 10,000 AAIM miles may also be rewarded to the provider's designated billing administrator, with certain limitations. Further, the Company will reward the provider with one additional AAIM mile for each commercial claim in excess of 1,000 submitted by December 31, 1998. At December 31, 1997 and June 30, 1998 there was no material financial commitment to AA. The agreement with AA expires on December 31, 1998. The Company will accrue the estimated cost of the reward program as eligible claims are submitted by participants.

NOTE K--STOCK OPTION PLAN


    In April, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan"). The Plan authorizes the grant of options to employees, officers, directors, and consultants to purchase up to 750,000 shares of common stock. At December 31, 1997 and June 30, 1998 no options had been granted under the 1997 Plan.


NOTE L--SUBSEQUENT EVENTS

    Subsequent to December 31, 1997, the Company signed a letter of intent with an underwriter for the completion of an initial public offering (IPO). In
conjunction with the IPO, on        , the Company reincorporated under the laws
of the state of Delaware under the name Claimsnet.com inc., changing the

                       CLAIMSNET.COM INC. AND SUBSIDIARY
                      (FORMERLY AMERICAN NET CLAIMS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1996 AND 1997

               (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND 1998
                   AND FOR EACH SIX MONTH PERIOD THEN ENDED)

NOTE L--SUBSEQUENT EVENTS (CONTINUED)
par value of the Company's common stock to $0.001. In addition, effective
         , the Board of Directors approved a 1 for 2.796116505 reverse split of the Company's common stock.

    The Company increased its credit line with AMF to $1,500,000 in January 1998, and to $2,000,000 in September 1998. At June 30, 1998, advances under such line of credit were approximately $866,000.

    During the second quarter of 1998, the Company consummated a private offering of 20 units, each unit consisting of 10,729 shares of Common Stock, for aggregate gross proceeds of $1,000,000 in the form of $550,000 cash and $450,000 debt cancellation related to a portion of the line of credit-affiliate. The proceeds were recorded as common stock and additional paid-in capital. Pursuant to the Securities Act of 1933, as amended, the rules and regulations thereunder, and the interpretations of the Securities and Exchange Commission, the Company may be required to offer rescission to investors in the 1998 bridge financing. In the event that the Company is so required and all of such investors determine to exercise such rescission rights, the Company would be required to refund the entirety of the gross proceeds of such private offering to such investors. In such event, the business, prospects, financial condition, and results of operations of the Company could be materially adversely affected.

    During March 1998, the Company agreed to loan $25,000 to a key employee at 6% interest. The principal and interest is due at the earlier of five years from the date the loan is made, or upon the sale of any shares of the Company's common stock by the employee, or twelve months from the date upon which employment ceases.


    In April 1998, the Board of Directors amended the 1997 Stock Option Plan (the "1997 Plan") to authorize the grant of options to purchase up to 500,000 shares of common stock.



    In April 1998, the Board of Directors adopted the Non-Employees and Directors Plan (the "Directors Plan"). The Directors Plan authorized the grant of options to outside directors to purchase up to 100,000 shares of common stock.



    During September 1998, the Company granted two employees options to purchase an aggregate of 150,000 shares of common stock at a price equal to the IPO price, pursuant to the 1997 Plan, as amended. The Company also granted four directors options to purchase an aggregate of 50,000 shares of common stock at a price equal to the IPO price, pursuant to the Director's Plan.



    During October 1998 the Company consummated a private offering of 29.5 units, each unit consisting of 8,333 shares of the Company's common stock for aggregate gross proceeds of $1,475,000. The proceeds were recorded as common stock and additional paid in capital. Pursuant to the Securities Act of 1933, as amended, the rules and regulations thereunder, and the interpretations of the Securities and Exchange Commission, the Company may be required to offer rescission to investors in the 1998 bridge financing. In the event that the Company is so required and all of such investors determine to exercise such rescission rights, the Company would be required to refund the entirety of the gross proceeds of such private offering to such investors. In such event, the business, prospects, financial condition, and results of operations of the Company could be materially adversely affected.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Medica Systems, Inc.

    We have audited the accompanying balance sheets of Medica Systems, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and the period from May 1, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medica Systems, Inc. as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended and for the period from May 1, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.

                                          KING GRIFFIN & ADAMSON P.C.

Dallas, Texas

June 2, 1997

                              MEDICA SYSTEMS, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                                                1996       1995
                                                                                              ---------  ---------
CURRENT ASSETS
  Cash......................................................................................  $  23,046  $  21,271
  Accounts receivable, net of allowance of $24,000 and $-0-.................................     32,216      6,991
  Prepaid expenses..........................................................................      4,388     --
  Deferred income taxes.....................................................................      3,316     10,465
                                                                                              ---------  ---------
    Total current assets....................................................................     62,966     38,727
                                                                                              ---------  ---------
FIXED ASSETS
  Office equipment..........................................................................     33,217     21,626
  Software..................................................................................     10,329      6,332
  Accumulated depreciation and amortization.................................................    (12,640)    (4,893)
                                                                                              ---------  ---------
                                                                                                 30,906     23,065
                                                                                              ---------  ---------
OTHER ASSETS................................................................................        560        770
                                                                                              ---------  ---------
TOTAL ASSETS................................................................................  $  94,432  $  62,562
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable........................................................  $   8,683  $   3,469
  Accrued liabilities, including $1,300 due to stockholder................     51,978      1,300
  Deferred revenue........................................................     --         75,000
  Federal income taxes payable............................................      1,011        129
                                                                            ---------  ---------
    Total current liabilities.............................................     61,672     79,898
                                                                            ---------  ---------
DEFERRED INCOME TAXES, NON-CURRENT........................................      1,287      1,532
TOTAL LIABILITIES.........................................................     62,959     81,430
                                                                            ---------  ---------
COMMITMENTS AND CONTINGENCIES (Notes E, F and G)

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock--no par value; 1,000 shares
    authorized; 730 shares issued and outstanding.........................     33,595     33,595
  Accumulated deficit.....................................................     (2,122)   (52,463)
                                                                            ---------  ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)......................................     31,473    (18,868)
                                                                            ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)......................  $  94,432  $  62,562
                                                                            ---------  ---------
                                                                            ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                    1996        1995       1994
                                                                                 ----------  ----------  ---------
CONSULTING INCOME..............................................................  $  395,396  $  120,902  $  79,952
                                                                                 ----------  ----------  ---------
OPERATING EXPENSES
  Bad debt provision...........................................................      24,000      --         --
  Claims processing............................................................       7,536      --         --
  Depreciation and amortization................................................       7,957       4,103      1,070
  Legal settlement.............................................................      50,000      --         --
  Professional fees............................................................      46,788      17,522      1,825
  Rents........................................................................       2,625      --         --
  Salaries and payroll taxes...................................................     161,253     150,086     62,767
  Telephone....................................................................      12,977       6,556      2,449
  Travel.......................................................................       8,352       8,779      1,000
  Other........................................................................      15,652       7,790     (1,826)
                                                                                 ----------  ----------  ---------
    Total operating expense....................................................     337,140     194,836     67,285
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) BEFORE INCOME TAXES..........................................      58,256     (73,934)    12,667
INCOME TAX BENEFIT (EXPENSE)...................................................      (7,915)     10,779     (1,975)
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS)..............................................................  $   50,341  $  (63,155) $  10,692
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM

                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                                       RETAINED
                                                                                                       EARNINGS
                                                                             NUMBER OF     COMMON    (ACCUMULATED
                                                                              SHARES        STOCK      DEFICIT)
                                                                           -------------  ---------  -------------
Capital contribution at inception........................................          730    $  33,595    $  --
Net income...............................................................       --           --           10,692
                                                                                   ---    ---------  -------------
Balances at December 31, 1994............................................          730       33,595       10,692
Net loss.................................................................       --           --          (63,155)
                                                                                   ---    ---------  -------------
Balances at December 31, 1995............................................          730       33,595      (52,463)
Net income...............................................................       --           --           50,341
                                                                                   ---    ---------  -------------
Balances at December 31, 1996............................................          730    $  33,595    $  (2,122)
                                                                                   ---    ---------  -------------
                                                                                   ---    ---------  -------------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

           YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                                                   1996        1995       1994
                                                                                 ---------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................................................  $  50,341  $  (63,155) $  10,692
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities...............................
    Depreciation and amortization..............................................      7,957       4,103      1,070
    Provision for bad debts....................................................     24,000      --         --
      Changes in assets and liabilities:
        Accounts receivable....................................................    (49,225)     23,460    (30,451)
        Prepaid expenses.......................................................     (4,388)     --         --
        Organization costs.....................................................     --          --         (1,050)
        Accounts payable.......................................................      5,214       2,504        965
        Accrued liabilities....................................................     50,677      (1,850)     3,150
        Deferred revenue.......................................................    (75,000)     75,000     --
        Federal income taxes payable...........................................        882         129     --
        Deferred income taxes..................................................      6,904     (10,908)     1,975
                                                                                 ---------  ----------  ---------
      Net cash provided (used) by operating activities.........................     17,362      29,283    (13,649)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..........................................    (15,587)    (13,979)   (11,164)
                                                                                 ---------  ----------  ---------
      Net cash used in investing activities....................................    (15,587)    (13,979)   (11,164)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from common stock...................................................     --          --         30,780
                                                                                 ---------  ----------  ---------
      Net cash provided by financing activities................................     --          --         30,780

NET INCREASE IN CASH...........................................................      1,775      15,304      5,967
  Cash--beginning balance......................................................     21,271       5,967     --
                                                                                 ---------  ----------  ---------
  Cash--ending balance.........................................................  $  23,046  $   21,271  $   5,967
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

Supplemental disclosure of income taxes paid...................................  $     129  $   --      $  --
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

Supplemental schedule of non-cash investing and financing activities
  Equipment contributed by shareholder.........................................  $  --      $   --      $   2,815
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE A--BACKGROUND AND ORGANIZATION

    Medica Systems, Inc. ("Medica" or the "Company") was incorporated in the state of Texas on May 1, 1994. Medica was formed for the purpose of developing software in the healthcare industry. The Company provides consulting services for medical billing processing.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

OFFICE EQUIPMENT

    Office equipment is stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets of five to seven years. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

SOFTWARE


    Software is stated at cost. Amortization is calculated using the straight line method over the estimated useful lives of the software of five years.


INCOME TAXES

    The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

    Revenue relating to services is recognized upon completion of services, which are usually completed within one fiscal year. Payments for services received in advance are deferred and recognized when services have been rendered.

USE OF ESTIMATES AND ASSUMPTIONS

    Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

                              MEDICA SYSTEMS, INC.

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE C--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate. All financial assets and liabilities are current and have carrying amounts and fair values of approximately the same amount.

NOTE D--INCOME TAXES

    Deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                             1996       1995
                                                                           ---------  ---------
Current deferred tax asset...............................................  $   3,316  $  10,465
Current deferred tax liability...........................................     --         --
                                                                           ---------  ---------
  Net current deferred income taxes......................................      3,316     10,465
                                                                           ---------  ---------
                                                                           ---------  ---------
Non-current deferred tax asset...........................................     --         --
Non-current deferred tax liability.......................................     (1,287)    (1,532)
                                                                           ---------  ---------
  Net non-current deferred income taxes..................................  $  (1,287) $  (1,532)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The current deferred tax asset results from the differences in timing of revenue recognition for income tax and financial reporting purposes and use of cash basis for income tax purposes. The non-current deferred tax liability results from differences in depreciation for income tax and financial reporting purposes.

    The components of income tax expense (benefit) for the years ended December 31, 1996 and 1995 and the period from May 1, 1994 to December 31, 1994 are as follows:

                                                                   1996        1995       1994
                                                                 ---------  ----------  ---------
Federal:
  Current......................................................  $   1,011  $      129  $  --
  Deferred.....................................................      6,904     (10,908)     1,975
                                                                 ---------  ----------  ---------
                                                                 $   7,915  $  (10,779) $   1,975
                                                                 ---------  ----------  ---------
                                                                 ---------  ----------  ---------

    The Company's effective income tax rate differed from the Federal statutory rate of 15% as follows:

                                                                   1996        1995       1994
                                                                 ---------  ----------  ---------
Statutory rate of 15% (the Company's effective tax rates during
  the periods presented) applied to net income (loss)..........  $   8,738  $  (11,090) $   1,900
Non deductible expenses........................................       (228)       (240)        75
Other..........................................................       (595)        551     --
                                                                 ---------  ----------  ---------
                                                                 $   7,915  $  (10,779) $   1,975
                                                                 ---------  ----------  ---------
                                                                 ---------  ----------  ---------

                              MEDICA SYSTEMS, INC.

                 DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
                  MAY 1, 1994 (INCEPTION) TO DECEMBER 31, 1994

NOTE E--CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Company's business activities are primarily with customers located within the state of Texas. During 1996, four customers accounted for approximately 96% of revenues. One of the customers, American Medical Finance, Inc. ("AMF"), accounted for 22% of the revenues for 1996. The remaining three customers accounted for 39%, 22% and 13%, respectively. AMF is an affiliate of ANC (See Note G). At December 31, 1996, one customer comprised approximately 43% of trade accounts receivable. The Company has recorded an allowance of $24,000 related to this receivable. A second customer, AMF, comprised approximately 29% of trade accounts receivable. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible. In the event of complete non- performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

NOTE F--COMMITMENT

    The Company entered into a lease for office space in November, 1996 which expires in April, 1997. Minimum lease payments under this lease for 1997 total $3,500.

NOTE G--SUBSEQUENT EVENTS

    The Company was involved in litigation which was settled subsequent to December 31, 1996. In terms of the settlement, the Company is obligated to pay $50,000. This amount was accrued and has been reflected as legal settlement expense for the year ended December 31, 1996.

    On May 30, 1997, the Company was acquired by American Net Claims, Inc. ("ANC") in exchange for cash, notes and common stock of ANC.

                              MEDICA SYSTEMS, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)

                                           ASSETS
CURRENT ASSETS
  Cash............................................................................  $  36,113
  Accounts receivable, net of allowance of $30,000................................     37,226
  Deferred income taxes...........................................................      4,063
                                                                                    ---------
    Total current assets..........................................................     77,402
                                                                                    ---------
FIXED ASSETS
  Office equipment................................................................     35,322
  Software........................................................................     10,329
  Accumulated depreciation and amortization.......................................    (14,715)
                                                                                    ---------
                                                                                       30,936
                                                                                    ---------
OTHER ASSETS......................................................................        507
                                                                                    ---------
TOTAL ASSETS......................................................................  $ 108,845
                                                                                    ---------
                                                                                    ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable................................................................  $  12,018
  Accrued liabilities, including $1,300 due to stockholder........................     57,010
  Federal income taxes payable....................................................      1,208
                                                                                    ---------
    Total current liabilities.....................................................     70,236
                                                                                    ---------
DEFERRED INCOME TAXES, NON-CURRENT................................................      1,487
TOTAL LIABILITIES.................................................................     71,723
                                                                                    ---------
STOCKHOLDERS' EQUITY
  Common stock--no par value; 1,000 shares authorized; 730 shares issued and
    outstanding...................................................................     33,595
  Retained earnings...............................................................      3,527
                                                                                    ---------
TOTAL STOCKHOLDERS' EQUITY........................................................     37,122
                                                                                    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  $ 108,845
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

CONSULTING INCOME.................................................................  $ 106,507
                                                                                    ---------

OPERATING EXPENSES
  Bad debt provision..............................................................      6,000
  Claims processing...............................................................      5,775
  Depreciation and amortization...................................................      2,128
  Professional fees...............................................................     11,530
  Rents...........................................................................      2,625
  Salaries and payroll taxes......................................................     62,206
  Telephone.......................................................................      4,345
  Travel..........................................................................      1,771
  Other...........................................................................      3,817
                                                                                    ---------
    Total operating expense.......................................................    100,197
                                                                                    ---------

NET INCOME BEFORE INCOME TAXES....................................................      6,310

INCOME TAX EXPENSE................................................................       (661)
                                                                                    ---------

NET INCOME........................................................................  $   5,649
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

CASH FLOWS PROVIDED BY IN OPERATING ACTIVITIES
  Net income......................................................................  $   5,649
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................................................      2,128
    Provision for bad debts.......................................................      6,000
      Changes in assets and liabilities:
        Accounts receivable.......................................................    (11,010)
        Prepaid expenses..........................................................      4,388
        Accounts payable..........................................................      3,335
        Accrued liabilities.......................................................      5,032
        Federal income taxes payable..............................................        197
        Deferred income taxes.....................................................       (547)
                                                                                    ---------
      Net cash provided by operating activities...................................     15,172

CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of property and equipment.............................................     (2,105)
                                                                                    ---------
    Net cash used in investing activities.........................................     (2,105)

NET INCREASE IN CASH..............................................................     13,067
  Cash--beginning balance.........................................................     23,046
                                                                                    ---------
  Cash--ending balance............................................................  $  36,113
                                                                                    ---------
                                                                                    ---------
Supplemental disclosure of income taxes paid......................................  $   1,011
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              MEDICA SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           MARCH 31, 1997 (UNAUDITED)

NOTE A--INTERIM INFORMATION


    Interim information is unaudited; however, in the opinion of the Company's management, all adjustments necessary for a fair statement of interim results have been included in accordance with generally accepted accounting principles. All adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's annual financial statements and the notes thereto for the fiscal year ended December 31, 1996.


NOTE B--SUBSEQUENT EVENT

    On June 2, 1997, the Company was acquired by American Net Claims, Inc. ("ANC") in exchange for cash, notes and common stock of ANC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
PROSPECTUS SUMMARY..............................          3
RISK FACTORS....................................          8
USE OF PROCEEDS.................................         20
DILUTION........................................         22
CAPITALIZATION..................................         23
DIVIDEND POLICY.................................         24
SELECTED FINANCIAL DATA.........................         25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................         26
BUSINESS........................................         31
MANAGEMENT......................................         39
PRINCIPAL STOCKHOLDERS..........................         47
CERTAIN TRANSACTIONS............................         48
DESCRIPTION OF SECURITIES.......................         49
SHARES ELIGIBLE FOR FUTURE SALE.................         52
UNDERWRITING....................................         53
LEGAL MATTERS...................................         56
EXPERTS.........................................         56
ADDITIONAL INFORMATION..........................         56
INDEX TO FINANCIAL STATEMENTS...................        F-1


                            ------------------------

    UNTIL         , 1998 (25 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION
STATEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS
IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER
A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              STRASBOURGER PEARSON
                           TULCIN WOLFF INCORPORATED

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters' discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee...........................................  $ 5,727.00
Legal Fees and Expenses........................................  200,000.00*
Blue Sky Fees (including counsel fees).........................   35,000.00*
NASD Filing Fees...............................................    4,272.00
Listing Fees...................................................   20,000.00*
Accounting Fees and Expenses...................................   35,000.00*
Transfer Agent and Registrar Fees..............................    5,000.00*
Printing and Engraving Expenses................................   60,000.00
Miscellaneous..................................................   35,001.00
                                                                 ----------
    Total......................................................  $400,000.00*
                                                                 ----------
                                                                 ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

    "The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented."

    Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII, Section 7 of the By-laws of the Company provides as follows:

    "The corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware."

    Article 11 of the Certificate of Incorporation of the Company, as amended, permits indemnification of, and advancement of expenses to, among others, officers and directors of the Corporation. Such Article provides as follows:

    "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the

Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in paragraph (c) of this Article 11 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    "(b) The right to indemnification conferred in paragraph (a) of this Article 11 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article 11 or otherwise.

    "(c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article 11 shall be contract rights. If a claim under paragraph (a) or (b) of this Article 11 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise, shall be on the Corporation.

    "(d) The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    "(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

    "(f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

    "(g) Any repeal or modification of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

    Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for certain provisions regarding indemnification of the Company, its officers and directors, and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the numbers of shares of Common Stock sold by the Company, the number of options issued by the Company, and the principal amount of debt instruments issued by the Company since April 8, 1996 (inception), the consideration received by the Company for such shares, options and debt instruments and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. Except as otherwise indicated, no sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

    Each of such transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) and/or Section 3(b) of the Securities Act. Each purchaser of the securities described below has represented that he/she/it understands that the securities acquired may not be sold or otherwise transferred absent registration under the Securities Act or the availability of an exemption from the registration requirements of the Securities Act, and each certificate evidencing the securities owned by each purchaser bears or will bear upon issuance a legend to that effect.

    All share numbers set forth below give effect to a 2.325578-for-one stock split effected on May 15, 1997 and a 2.796117-for-one-reverse stock split
effected on       , 1998.

    From the Company's inception through December 31, 1996, the Company issued to certain stockholders, including the founders of the Company, certain other directors and officers of the Company, a total of 2,120,879 shares of Common Stock at a price of $.001 per share.

    On March 26, 1997, the Company issued to Terry A. Lee 41,586 shares of Common Stock at a price of approximately $1.89 per share.

    On May 21, 1997, the Company completed a private placement, for $2,250,000, of 45 Units, each Unit consisting of 11,552 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During the second quarter of 1998, the Company completed a private placement of 20 Units, each Unit consisting of 10,729 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificates evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and the sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. During July to October 1998, the Company completed a private placement of 29.5 Units, each Unit consisting of 8,333 shares of Common Stock, at a price of $50,000 per Unit. Each of the investors agreed to acquire the Units for investment purposes only and not with a view to distribution. The certificate evidencing the Common Stock underlying the Units were appropriately legended. In the opinion of the Registrant, the offer and sale of the Units was exempt by virtue of Section 4(2) of the Securities Act and the rules promulgated thereunder. Each of the offerees and investors in such private placements provided representations to the Registrant that they were each "accredited investors," as defined in Rule 501 under the Securities Act, as well as highly sophisticated investors, and (ii) many of the investors in the 1998 private placement were existing stockholders of the Registrant at the time of such transaction. Each investor in such private placements, whether a new investor or existing investor, has been afforded the right to conduct a complete due diligence review of the Registrant if they so desire, has been offered the opportunity to ask questions of, and receive answers from the Company, and to ask questions of this firm as securities counsel and the auditors of the Company. An aggregate of 17 offerees were approached by the Registrant, one of which was a U.S. institutional investor, four of which were European institutional investors, and no more than 12 were highly accredited individuals resident in the U.S.

    On July 6, 1998, the Company granted warrants to acquire an aggregate of 10,000 shares of Common Stock to Robert M. Rubin in connection with his retention as a healthcare consultant to the Company. Such warrants are exercisable for a period of one year commencing one year following this offering at a price per share equal to the initial public offering price per share in this offering.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:

EXHIBIT
   NO.
----------
     1.1    Form of Underwriting Agreement

     3.1+   Articles of Incorporation

     3.2    Bylaws

     4.1    Form of Representative's Warrant

     4.2    Form of Common Stock Certificate

EXHIBIT
   NO.
----------
     5.1 *  Opinion of Brock Silverstein McAuliffe LLC

    10.1 *  Employment Agreement, dated as of April 8, 1997 between Claimsnet.com inc. and Bo W. Lycke

    10.2*   1997 Stock Option Plan, as amended

    10.3+   Form of Indemnification Agreement

    10.4+   Agreement and Plan of Merger, dated June 2, 1997, among Claimsnet.com inc. (formerly, American NET
            Claims Inc.), ANC Holdings, Inc., Medica Systems, Inc., and the stockholders of Medica Systems Inc.

    10.5+   Promissory Note, dated July 31, 1996, from American NET Claims Inc. to American Medical Finance, Inc.,
            in the principal amount of $3,740,000

    10.6+   Security Agreement, dated July 31, 1996, between Claimsnet.com inc. and American Medical Finance, Inc.

    10.7+   Employment Agreement, dated as of September 17, 1996, between Claimsnet.com inc. and Terry A. Lee, as amended as of March 26, 1997 and April 6, 1998.

    10.8+   Service Agreement, dated August 5, 1997, between American Medical Finance, Inc. and Claimsnet.com inc.

    10.9+   Employment Agreement, dated June 2, 1997, between Claimsnet.com inc. and Randall S. Lindner

    10.10+  Form of Agreement, dated September 14, 1998, between the Company and BlueCross BlueShield of Louisiana

    10.11+  Form of Non-Employee Director's Plan

    10.12+  Line of Credit with AMF in amount of $2,000,000

    10.13+  Financial Consulting Agreement.

    23.1    Consent of King Griffin & Adamson P.C.

    23.2 *  Consent of Brock Silverstein McAuliffe LLC (contained in the Opinion filed as Exhibit 5.1).

    24.1+   Power of Attorney


------------------------

+   Previously filed.

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that it will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

    (d) The Registrant hereby undertakes that it will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Pre-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas on October 29, 1998.


                                Claimsnet.com inc.

                                By:                /s/ BO W. LYCKE
                                      ------------------------------------------
                                                     Bo W. Lycke
                                         Chairman of the Board of Directors,
                                        President, and Chief Executive Officer


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
       /s/ BO W. LYCKE            Directors, President, and
------------------------------    Chief Executive Officer     October 29, 1998
         Bo W. Lycke              (Principal Executive
                                  Officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial and    October 29, 1998
        Paul W. Miller            Accounting Officer)

              *                 Executive Vice President of
------------------------------    Marketing and Technology    October 29, 1998
         Terry A. Lee             and Director

              *
------------------------------  Director                      October 29, 1998
        Ward L. Bensen

              *
------------------------------  Director                      October 29, 1998
     Robert H. Brown, Jr.

              *
------------------------------  Director                      October 29, 1998
        Sture Hedlund

              *
------------------------------  Director                      October 29, 1998
     John C. Willems, III



*By:                     /s/ BO W. LYCKE
           ------------------------------------------
                           Bo W. Lycke
                        ATTORNEY-IN-FACT